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                                                                EXHIBIT 10.23

                                LEASE AGREEMENT

         THIS LEASE AGREEMENT (hereinafter the "Lease"), is made as of the 15 day of April, 1996, by and between JACK CIOFFI TRUST, U.L.W.T. (hereinafter "Landlord"), a New York Testamentary Trust, c/o Mrs. Anastasia Cioffi Pesola, Trustee, Box 568, Windham, New York, 12496, and RATTLESNAKE OF LYNBROOK, INC. (hereinafter "Tenant"), a New York corporation having offices at 3 Stamford Landing, Stamford, Connecticut, 06902.

         WHEREAS, Landlord desires to lease to Tenant and Tenant desires to take and lease from Landlord the Leased Premises (hereafter defined) according to the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereby agree as follows:

         1. LEASE. Landlord has agreed to lease and does hereby demise and lease unto Tenant, and Tenant has agreed to lease and take and does hereby lease from Landlord, effective on the "Term Commencement Date" (hereinafter defined) the Leased Premises, to have and to hold all of the same unto Tenant, its successors and assigns, for the term, at the rentals, and upon the conditions hereinabove and hereinafter set forth and Landlord represents that it is the fee owner of the premises and improvements thereon, subject only to a first mortgage held by the Jamaica Savings Bank and which Landlord represents is current and not in default.

         2. LEASED PREMISES. Landlord is the owner of certain land and a restaurant building containing approximately 7,200 square feet (hereinafter "The Building") of premises

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known as 931 Sunrise Highway, Lynbrook, New York together with all extensive parking to the east of said building as is more particularly described in survey "A" attached hereto (collectively, the "Leased Premises"). Tenant agrees to maintain said area blacktop, including all pavement repairs, concrete walkings, including snow removal and exterior lighting, and shall keep the parking lot in good condition at its own expense and free from defects and municipal violations. Tenant shall include the parking lot under the insurance required under this agreement.

         Landlord represents that it shall deliver the premises vacant and free of all tenancies.

         Landlord represents and warrants to Tenant that Landlord is solely vested with fee simple title, and has full right and lawful authority to lease the Premises to Tenant pursuant to the terms hereof. Landlord further represents and warrants to Tenant that no joinder or approval of any other person or entity is required with respect to Landlord's right and authority to enter into this Lease, including any lender or mortgagee, and there is no underlying or superior lease with respect to the Premises.

         3. LICENSE AGREEMENT. Landlord grants Tenant (and the demise of the Leased Premises to Tenant shall include) a non-exclusive license to use the 50 if. west of the premises for commercial access to the rear of the subject premises. Tenant agrees not to alter the curb cuts currently being used for access and not to block egress and ingress into said area.

         Landlord reserves the right to promulgate reasonable rules and regulations (upon prior written notice to Tenant) affecting said 50 feet west of the premises and Tenant agrees to pay half (1/2) of all of the reasonable costs incurred by Landlord for snow plowing, ground maintenance, repair of blacktop, drainage and exterior lighting of said areas. Landlord

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shall maintain the licensed area in good order and repair; including all pavement repairs, concrete walking including snow removal and exterior lighting, and free from defects and municipal violations. Landlord shall not suffer or permit the soft area to be altered, or ingress or egress blocked. Landlord's bill shall be reasonably detailed.

         4. TERM. The initial term of this Lease (hereinafter the "Initial Term"), shall commence on May 1, 1996 (provided the conditions set forth herein have been satisfied by Landlord) (hereinabove and hereinafter the "Term Commencement Date") and shall terminate on April 30, 2006. The parties shall execute a Lease Supplement in the form attached hereto as Exhibit "B" and made a part hereof for the purpose of confirming the Term Commencement Date.

         5. RENEWAL TERM. Tenant shall have the right and option to extend the term of this Lease for Three (3) renewal terms of five (5) years each (hereinafter the "Renewal Term") which, if all are exercised by Tenant, would cause this Lease to expire on the 30th day of April, 2021, provided that (i) Tenant gives Landlord not less than six (6) months prior irrevocable written notice of its desire to extend the term hereof, and (ii) Tenant is not in default, beyond the expiration of any applicable cure period after notice to Tenant required hereunder, of any of the teens hereof at the time when such notice is given.

         6. DELIVERY OF POSSESSION. Landlord shall deliver possession of the Leased Premises to Tenant on May 1, 1996, provided that Tenant has tendered to
Landlord: (i) the certificate of insurance as required by paragraph 19 herein below; (ii) the sum of $42,039.18 which represents the general taxes for the 1996 lien period which Landlord shall promptly pay to the taxing authorities; and (iii) first month's rent as required under paragraph 9 below. The date of delivery of possession and Tenant's acceptance, which shall be memorialized in a writing

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signed by both parties, shall be the Term Commencement Date hereunder.
Notwithstanding the foregoing, Tenant shall be permitted access to the Leased Premises prior to May 1, 1996 provided Tenant complies with the foregoing requirements. Tenant's occupancy during such period shall be upon all of the terms and conditions set forth in the Lease, except for the obligation to pay Minimum Rent or additional rent.

         7. UTILITIES. Prior to the Term Commencement Date, Tenant shall contact all utility companies to transfer all utilities to Tenant's account. Tenant shall assume the obligation for all utility payments, including hook-up charges and security deposits for services incurred from occupancy. Landlord shall cooperate with Tenant in connection therewith.

         8. RENTAL. Tenant covenants to pay as rent for the use and occupancy of the Leased Premises the aggregate of the sums set forth below, without offset, deduction, or demand (except as otherwise provided herein) to the Landlord at its address as set forth above or to such other address as it may designate. Landlord instructs tenant to make all rent payments by direct deposit into the:

                     Jamaica Savings Bank
                     303 Merrick Road
                     Lynbrook, NY 11563
                     Acct. No. :      009-00704905
                     Acct. Name:      Anastasia Cioffi Pesola Trustee
                                      U/L/W/T of Jack Cioffi

         Unless notified otherwise.

         Except as provided in paragraph "6" above and subject to paragraph 11 the first rental payment shall be due and payable on the Term Commencement Date, as that term is defined in paragraph 6 hereinabove. In the event that the Term Commencement Date shall occur on a day other than the first day of the month, the first rental payment shall be adjusted to the proportionate fraction of the whole month so that all rental payments, other than the first, shall be made and become

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due and payable on the first day of each month thereafter.

         a.       MINIMUM RENT.

         (i) For the initial thirty-six (36) months after the Term Commencement Date, Tenant shall pay to Landlord the base Minimum Rent at the rate of One Hundred Twenty Thousand Dollars ($120,000.00) per year (hereinafter the "Minimum Rent"), to be paid in twelve (12) equal monthly installments of Ten Thousand Dollars ($10,000.00) payable in advance on the first day of each month.

         (ii) Commencing on the first day of the thirty-seventh (37th) month, May 1, 1999, Tenant shall pay to Landlord the Base Minimum Rent of One Thousand Thirty-Two Thousand Dollars ($132,000.00) per year (hereinafter the "Minimum Rent") to be paid in twelve (12) equal monthly installments of Eleven Thousand Dollars ($11,000.00) payable in advance on the first day of each month.

         (iii) Commencing on the first day of the seventy-third (73rd) month, May 1, 2002, Tenant shall pay to Landlord the Base Minimum Rent of One Hundred Forty-Five Thousand Two Hundred Dollars ($145,200.00) per year, (hereinafter the "Minimum Rent") to be paid in twelve (12) equal monthly installments of Twelve Thousand One Hundred Dollars ($12,100.00) payable in advance on the first day of each month.

         (iv) Commencing on the first day of the one hundred and ninth (109th) month, May 1, 2005, Tenant shall pay to Landlord the Base Minimum Rent of One Hundred Fifty-Nine Thousand Seven Hundred and Twenty Dollars ($159,720.00) per year. (hereinafter the "Minimum Rent") to be paid in twelve (12) equal monthly installments of Thirteen Thousand Three Hundred and Ten Dollars ($13,310.00) to be paid in advance on the first day of each month.

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         b. PERCENTAGE RENT. Tenant shall pay to Landlord as additional rent each Lease Year accruing during the term, a percentage rent equal to the amount by which six (6%) per cent of Tenant's "Gross Sales" (hereinafter defined) exceeds the Minimum Rent payable during such Lease Year. The first Lease Year shall be defined for this paragraph as the period beginning on the Term Commencement Date and ending on the twelfth (12th) month anniversary of the Term Commencement Date. Each successive Lease Year shall mean each successive twelve
(12) month period thereafter during the term of this lease.

         c. REPORTS. On or before the 30th day following each quarter-annual period during this term, Tenant shall provide to Landlord a report in Tenant's standard form (previously exhibited to Landlord) stating the Gross Sales from the previous quarter annual period and aggregate Gross Sales through the last day of the previous quarter annual period for the current Lease Year. In addition, within sixty (60) days after the end of each Lease Year, Tenant shall deliver a cumulative statement and pay any percentage rent due at that time.

         d. DEFINITION OF GROSS SALES. The term "Gross Sales" as used herein shall mean the dollar aggregate of the sales price of all goods sold from the Premises without deduction for any expenses, salaries, or rent, except for (a) exchange of merchandise between Tenant's stores (and those of Tenant's affiliates), (b) returns to shippers and manufacturers, (c) sales not in the ordinary course of Tenant's business (including, without limitation, bulk sales of Tenant's stock-in-trade and/or fixtures), (d) cash or credit refunds or credit sales not collected on transactions included in Gross Sales previously reported by Tenant, (e) the amount of any City, County, State or Federal sales luxury or excise tax on sales, (f) costs to Tenant of use of credit cards, (g) sales from vending machines, telephones lottery tickets or (h) revenue from charity or benefit events (i) sales to employees not in excess of 3% of Gross Sales.

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         Tenant shall keep full, complete and proper books, records and accounts of its daily Gross Sales, including cash and on credit of each separate department and concession at any tie operated in the Leased Premises at Tenant's office maintained for such purpose, for a period of at least two (2) years. Landlord and its agents and employees, upon reasonable notice, shall have the right at any and all ties not more frequently than once each year, during regular business hours, to examine and inspect all such of the books and records of Tenant (including any sales tax reports) pertaining to the business of Tenant conducted in, upon or from the Leased Premises which Tenant shall produce upon prior reasonable demand by Landlord or Landlord's agents for the purpose of investigating and verifying the accuracy of any statement of Gross Sales. Landlord may once in any Lease Year cause an audit of the Gross Sales to be made by an independent certified accountant of Landlord's selection, and if the statement of Gross Sales previously made to Landlord by Tenant shall be found to be understated by more than four (4%) percent, Tenant shall pay to Landlord the reasonable cost of such audit, as well as the additional rental shown to be payable by Tenant to Landlord; otherwise, the cost of such audit shall be paid by Landlord. Landlord agrees to keep all Gross Sales information and audit information confidential except for any controversy which shall be commenced by suit or arbitration at which tine the parties agree this confidentiality provision is waived.

         9. ADDITIONAL RENT. Tenant shall pay as additional rent all real estate taxes and special and general assessments which may be levied or assessed against the Leased Premises, or installments of which become due and payable on or after May 1, 1996, and thereafter during any part of but not after the Lease term. Tenant shall pay to Landlord monthly one-twelfth (1/12) of the combined annual of all such taxes and assessments which become due and payable together with rents provided for herein. In addition, on twenty (20) days written

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notice Tenant shall pay to Landlord such additional amount that when added to
Tenant's annual tax payments will be sufficient to pay such taxes and assessments when they next become due. The tax escrow amount shall be adjusted annually. Landlord agrees to provide Tenant with a copy of the tax bill for each and every adjustment period. Landlord shall pay such taxes and assessments to the appropriate governmental authority when due. General real estate taxes and assessments of every nature for the first and last years of the Lease term shall be prorated on a per diem basis to reflect any partial period. Tenant shall also pay promptly, when due, any tax which is levied or assessed against the rental, whether the same be called a rental tax, excise tax, sales tax or otherwise, and shall reimburse Landlord for any such taxes which Landlord is required to pay, or in fact pays, but Tenant shall not be required to pay or reimburse Landlord for payment of any part of Landlord's general state or federal income taxes or any transfer, documentary or stamp tax, any tax for the income, profits or business of Landlord or any personal property tax of the Landlord, payroll taxes, capital levy, franchise, inheritance or estate tax of the Landlord. Tenant shall also be responsible for any other charge or expense required to be paid by the Tenant hereunder, including, but not limited to, percentage rents, assessments, maintenance charges, and utilities.

         10. ADMINISTRATIVE FEE FOR LATE PAYMENT. All payments for rent due and owing from Tenant to Landlord under this Lease are due on the first (1st) of the month. With respect to any monthly payment not received by Landlord within five
(5) days after the date due under the terms hereof or within twenty (20) days after written notice of billing is sent by Landlord for amounts which are not due on a monthly basis (such as annual tax escrow adjustment), Landlord may impose, Tenant hereby agrees to pay, an administrative late payment fee ("Administrative Late Payment Charge") of three (3%) percent of the outstanding sum due.

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All late payments shall first be applied to the payment of the Administrative
Late Payment Charge, then to the payment of past due rent. Any unpaid balance of sums owed Landlord by Tenant after said application of payment shall be due and payable immediately and must be paid in full prior to the fifth (5th) of the next following month, or be subject to an additional Administrative Late Payment Charge. There will also be a Fifty Dollar ($50.00) fee for each check returned for any reason including, but not limited to, "not sufficient funds" or invalid signature. Two (2) or more such returned checks within any twelve (12) month period shall be deemed an automatic default under the Lease and shall entitle Landlord to terminate the Lease without opportunity to cure; however, any check returned due to a bank error (as confirmed in writing to Landlord by the bank) shall not constitute a returned check for purposes of this paragraph.

         11. TAX DEPOSIT. Prior to delivery of possession of the Leased Premises Tenant shall deposit with Landlord the sum of Forty Two Thousand Thirty Nine 19/100 Dollars (42,039.19) which sum represents six (6) months taxes May 1, 1996 together with the second half 1996 school property taxes due on the property June 1, 1996. Provided the Tenant makes the aforesaid payment of real estate taxes to Landlord, and provides proof of payment and evidence of the requisite insurance and tenders the first month's (July, 1996) rent, and further provided that Tenant is not otherwise in default (beyond expiration of any applicable grace period after the giving of notice required hereunder) of its obligations under the terms of this Lease, then the Landlord shall forgive the May and June 1996 Base Minimum Rent.

         Tenant shall pay one-twelfth (1/12) of the annual tax payments together with all subsequent rental payments.

         12. OPTION TO RENEW. So long as this Lease is then in full force and effect

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and Tenant is not then in default of any of its obligations under this Lease
(which continues beyond expiration of any applicable grace period after the giving of notice required hereunder), Tenant shall have the exclusive right to renew this Lease for three (3) renewal terms of five (5) years each immediately following the expiration of the initial term or the first or second renewal terms, as the case may be, on the same terms and conditions as are set forth herein except that the basic Minimum Rent payable by the Tenant during the renewal terms shall be as set forth below. Tenant shall notify Landlord in writing of its intention to renew no less than six (6) months prior to the expiration of the original Lease Term or any renewal term as the case may be.

         Should each renewal option be properly and duly exercised in the manner prescribed by this agreement, then and in such event, the basic Minimum Rent during the respective option periods shall be as follows:

                MAY 1, 2006 - APRIL 30, 2007 - Base Minimum Rent of $159,720.00
                per year to be paid in twelve (12) equal monthly installments of $13,310.00, to be paid in advance on the first day of each month;

                MAY 1, 2007 - APRIL 30, 2008 - Base Minimum Rent of $159,720.00
                per year to be paid in twelve (12) equal monthly installments of $13,310.00, to he paid in advance on the first day of each month;

                MAY 1, 2008 - APRIL 30, 2011 - Base Minimum Rent of either (a) $175,692.00 per year to be paid in twelve (12) equal monthly installments of $14,641.00, to be paid in advance on the first day of

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                each month, or (b) an amount per annum (payable in equal monthly installments) equal to 50% of the increase in the Consumer Price Index during the preceding three (3) years added to the Base
                Rent from May 1, 2005, whichever is greater, except that in lieu of such payments, Landlord shall be entitled to a Minimum Rent each year in an amount equal to 100% of the increase in the Consumer Price Index during the preceding three (3) years added to the Base Rent from May 1, 2005 in the event the Landlord has not received any percentage rents as defined in paragraph 8(b) herein at any time during such three (3) year period;

                MAY 1, 2011 - APRIL 30, 2014 - Base Minimum Rent of either (a) $193,261.20 per year to be paid in twelve (12) equal monthly installments of $16,105.10, to be paid in advance on the first day of each month, or (b) an amount per annum (payable in equal monthly installments) equal to 50% of the increase in the Consumer Price Index during the preceding three (3)years added to the Base Rent from May 1, 2008, whichever is greater, except that in lieu of such payments, Landlord shall be entitled to a Minimum Rent each year in an amount equal to 100% of the increase in the Consumer Price Index during the preceding three
                (3) years added to the Base Rent from May 1,2005 in the event the Landlord has not received any percentage rents as defined in paragraph 8(b) herein at any time during such three (3) year period;

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                MAY 1, 2014 - APRIL 30, 2017 - Base Minimum Rent of either (a)
                $212,587.32 per year to be paid in twelve (12) equal monthly installments of $17,715.62, to be paid in advance on the first day of each month, or (b) an amount per annum (payable in equal monthly installments) equal to 50% of the increase in the Consumer Price Index during the preceding three (3) years added to the Base Rent from May 1, 2014, whichever is greater, except that in lieu of such payments, Landlord shall be entitled to an increase in rent of 100% of the increase in the Consumer Price Index during the preceding three (3) years added to the Base Rent from May 1, 2005 in the event the Landlord has not received any percentage rents as defined in paragraph 8(b) herein at any time during such three (3) year period;

                MAY 1, 2017 - APRIL 30, 2020 - Base Minimum Rent of either (a) $233,846.06 per year to be paid in twelve (12) equal monthly installments of $19,487.17, to be paid in advance on the first day of each month, or (b) an amount per annum (payable in equal monthly installments) equal to 50% of the increase in the Consumer Price Index during the preceding three (3) years added to the Base Rent from May 1, 2017, whichever is greater, except that in lieu of such payments, Landlord shall be entitled to a Minimum Rent each year in an amount equal to 100% of the increase in the Consumer Price Index during the preceding three
                (3) years added to the Base Rent from May 1, 2005 in the event the Landlord has not received any percent-


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                age rents as defined in paragraph 8(b) herein at any time during such three (3) year period; and

                MAY 1, 2020 - APRIL 30, 2021 - Base Minimum Rent of either (a) $257,230.65 per year to be paid in twelve (12) equal monthly installments of $21,435.89, to be paid in advance on the first day of each month, or (b) an amount per annum (payable in equal monthly installments) equal to 50% of the increase in the Consumer Price Index during the preceding three (3)years added to the Base Rent from May 1, 2020, whichever 15 greater, except that in lieu of such payments, Landlord shall be entitled to a Minimum Rent each year in an amount equal to 100% of the increase in the Consumer Price Index during the preceding three
                (3) years added to the Base Rent from May 1, 2005 in the event the Landlord has not received any percentage rents as defined in paragraph 8(b) herein at any time during such three (3) year period.

                For purposes of this Agreement, the term Consumer Price Index shall mean the "Consumer Price Index", All Urban Consumers, New York, NY, Northeastern, N.J., 1982-84 = 100, issued by the U.S. Department of labor, Bureau of labor Statistics.

         13. USE. Tenant's use of the Leased Premises shall be limited to that of a restaurant/tavern and ancillary uses, and Tenant agrees further not to change said use without the prior written consent of landlord, Landlord agrees not to unreasonably withhold its consent. Landlord represents that the premises has a certificate of occupancy issued by the Village of Lynbrook which permits its use as a restaurant. In conducting its business upon the Leased

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Premises, Tenant agrees to conform to all applicable lawful statutes, rules, regulations, orders and ordinances of duly constituted governmental authority. Tenant acknowledges that the wood deck listed on Exhibit "A" survey does not have municipal permits. Tenant agrees to procure the same from the governing municipality at its own cost and expense or to remove the same if same cannot be procured. Any modifications of or alternations to the Leased Premises (whether structural or non-structural) necessary to comply with any applicable statute, rule, regulation, order or ordinance (including the Americans with Disabilities
Act), shall be the responsibility of Tenant at its sole cost and expense provided, however, that Landlord shall be responsible for all structural alterations required by law, except for those arising out of the specific manner of use or alteration of the Premises by Tenant.

         14. SURRENDER OF POSSESSION. Tenant shall on or before the last day of the term hereby granted or upon the sooner termination of this Lease peaceably and quietly leave, surrender, and yield up unto Landlord the Leased Premises, free of tenancies, broom clean, and in good order and substantially the same condition as existed on the Term Commencement Date, reasonable wear and tear and damage by casualty covered by insurance excepted.

         15. REMOVAL OF EQUIPMENT AND TRADE FIXTURES. Tenant shall have the right at any time during the Initial Term or the Renewal Terms, to remove from the Leased Premises any of Tenant's equipment or trade fixtures, however, Tenant shall not remove any of the following: built-in freezers and coolers; heating, ventilating, and air conditioning plants and systems; electrical and plumbing fixtures and systems; ansul systems; and like equipment and systems which constitute an integral part of the building. All damage caused to the Leased Premises by such removal shall be repaired promptly by Tenant; provided, however, that no such property shall be removed if such removal would cause permanent injury to the building

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located on the Leased Premises.

         16. QUIET ENJOYMENT. Landlord covenants and agrees that Tenant, upon paying all rentals and other charges provided for herein, and upon observing and keeping all of the covenants, conditions, and provisions of this Lease on its part to be observed and kept, shall lawfully and quietly hold, occupy and enjoy the Leased Premises during the term hereof, without hinderance or molestation by or from anyone claiming by, through or under Landlord, subject to the terms of this Lease.

         17. CONDITION OF LEASED PREMISES.

         a. Landlord represents that it will assume responsibility of the structural integrity of the building otherwise, Tenant accepts the Leased Premises in "AS IS" condition, it being hereby expressly understood that Landlord has made no representations or warranties with respect to such Leased Premises and that Tenant has inspected the same and is satisfied therewith; except as otherwise provided herein, and except that Landlord represents that at the commencement of this Lease Term the heating and cooling systems shall be in good operating condition. No representations regarding the duct work shall be included in this representation. Tenant agrees to hook up all utilities prior to taking occupancy of the Leased Premises so that the heating and cooling systems can be started. Upon acknowledgement by the Tenant that the Systems are in good working order, all future maintenance, repair, replacement or alterations of the systems shall be the sole responsibility of the Tenant.

         Landlord further represents that the roof shall be free of leaks and shall repair, replace and maintain the roof during the term of this Lease except as otherwise provided for herein. Tenant acknowledges that there is substantial heating and cooling machinery on the roof and Tenant will take steps necessary to avoid damage to the roof during

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maintenance and repair of said machinery. Landlord shall not be responsible for any damage to the roof, or repairs to the roof caused by the negligence of the Tenant, its agents, employees, and repairmen caused to the roof.

         In the event Landlord is required to replace the roof during the term of this Lease (or any option period), then upon completion of the roof Landlord will make Tenant a joint guarantor on any roof guarantees. Thereafter any and all subsequent repairs to the roof shall be the sole responsibility of the Tenant provided, however, if at any time during the last year of the term (provided Tenant does not exercise its option to renew the Lease) Tenant shall be required to spend in excess of $10,000 to repair or replace the roof, then Tenant shall have the right to offset the expense incurred by Tenant to repair or replace the roof against the rent payable under the Lease, which offset shall be applied equally against the remaining monthly installments over the balance of the term.

         Except as otherwise provided herein, during the term of this Lease, TENANT, at its sole cost and expense, shall keep the Leased Premises and every part thereof, including all buildings at any time situated thereon, in a clean condition and in good repair and shall maintain the Leased Premises so that in all respects and at all times they fully comply with all lawful health and police regulations. To the best of Landlord's knowledge, Landlord has not received notice of violation of any state, federal or local law affecting the Leased Premises including any asbestos or hazardous materials in the premises or the land, and Landlord is not aware that any of the same exists upon the Leased Premises.

         Landlord further represents that in the event any asbestos is subsequently discovered in the building, which reasonably appears to have been incurred or installed prior to the occupancy of the Leased Premises by the Tenant, then Landlord agrees to

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spend a maximum of $25,000.00 in total for the cost of removal of the same. In the event the cost of removal exceeds $25,000.00, the Landlord has the right to terminate this Lease upon twenty (20) days notice to Tenant, provided, however, that Tenant may elect to countermand Landlord's termination notice and elect to continue with the tenancy without abatement or set off and if same shall be required, bear the additional cost of removal of the asbestos. If Tenant shall not countermand Landlord's termination notice, the Lease shall be deemed canceled and of no further force and effect. If asbestos or hazardous materials are found on the Leased Premises, the rent payable hereunder and the term of the Lease shall abate during the period of removal only if said removal substantially impairs Tenant's ability to do business or perform any alteration work.

         Any hazardous waste permitted or suffered upon the Leased Premises subsequent to the commencement of this Lease shall be the sole responsibility of the Tenant and any hazardous waste found to exist upon the Leased Premises prior to the commencement of the Lease shall be the sole responsibility of Landlord.

     b. Tenant agrees that it shall maintain the interior and exterior, non-structural, of the premises in good repair and condition during the term of this Lease and shall maintain fix, repair and if necessary replace all fencing, walkways, exterior and interior lighting and electrical, all landscaping, snow removal, walkways, garbage removal, painting, heating and cooling. The Tenant agrees to maintain the sidewalks and curbing around the perimeter of the subject premises. In the event the municipality or any governmental agency requires a sprinkler system or any other additional requirements, Tenant agrees to install same at its own cost and expense. Tenant's obligations do not include items covered under Landlord's insurance.

         18. ALTERATIONS AND ADDITIONS. Tenant may remodel and alter the building located upon the Leased Premises according to its needs, provided that:

         a. The written consent of Landlord in each instance is first obtained for all exterior or structural changes, which consent shall not be unreasonably withheld, or delayed. Landlord has been exhibited Rattlesnake's standard sign and has pre-approved same, provided all necessary permits are procured from the governing municipality.

         b. Any such alterations or additions consented to shall be erected and finished in accordance with the plans and specifications therefor, in a good and workmanlike manner and in such manner as to comply in all respects with the rules and regulations of any state, municipal, or other governmental authority having jurisdiction there over;

         c. Tenant shall promptly pay for all such alterations and additions, and shall discharge any and all liens filed against the Leased Premises arising out of such alterations or additions and shall indemnify, defend, and hold Landlord harmless from any claims by any contractors, subcontractors, materialmen or workers for any amounts granted by them in connection therewith; and

         d. Tenant shall indemnify, defend and hold Landlord harmless from any and all loss, damage, liability, cost or expense incurred by reason of any injury to any person or persons or property arising directly or indirectly out of such alterations or additions.

         e. If, because of any act or omission (or alleged act or omission) of Tenant or anyone claiming through Tenant, any mechanic's or other lien, charge or for the payment of money or other encumbrance shall be filed against any portion of the Leased Premises (whether or not such charge, order or encumbrance is valid or enforceable as such) Tenant shall, at its cost and expense, cause same to be discharged or bonded within thirty (30) days (or such shorter time as may be required under any mortgage provided Tenant is given notice of such shorter period) after notice to Tenant of the filing or imposition thereof; and Tenant does hereby indemnify and hold Landlord harmless from all losses, damages, expenses, liabilities, suits, penalties, claims and obligations, including, without limitation, reasonable attorney's fees resulting therefrom. If Tenant fails to comply with the foregoing provisions, Landlord shall have the option to either pay the same or to discharge the same by bonding and Tenant hereby agrees to reimburse Landlord (as additional rent) for all reasonable costs, damages and expenses resulting therefrom or incurred in connection therewith, together with interest thereon at the then Prime Rate of Citibank, N.A. plus three (3%) per cent promptly upon demand.

         Tenant acknowledges that after three (3) years, or when the corporate guarantee of Rattlesnakes Holding Co., Inc., shall terminate, any alteration, addition or construction in excess of $10,000.00, Tenant shall furnish a performance bond from a company reasonably acceptable to Landlord or, in the alternative, a guarantee of performance by Rattlesnakes Holding Co., in a form and manner reasonably acceptable to Landlord.

         19. INSURANCE. Tenant shall carry at its own cost and expense during the entire term of this Lease,

             a. workers' compensation insurance during the course of any work being performed to the premises by the Tenant;

             b. public liability insurance including products liability coverage and liquor law liability coverage with a combined single limit of not less than Three Million Dollars ($3,000,000.00) per occurrence for personal injury and property damage, such insurance may be provided by blanket or umbrella policies, provided same is acceptable by Landlord and Jamaica Savings Bank its successors or assigns;

         c. fire, malicious mischief, vandalism, and extended coverage insuring the Leased Premises, against said risks, with a guaranteed replacement cost endorsement (whereby the insurer will be obligated to pay the full cost of repair or replacement), the proceeds of which shall be payable to Landlord in trust and used for restoration or otherwise in accordance with paragraph 21 below. Any such policies shall include a provision for ten (10) days' advance written notice to Landlord in the event of any pending change or cancellation of said insurance.

         d. In addition to other insurance required of it, Tenant shall maintain the following insurance policies:

                 i. Sprinkler Leakage Insurance, only if sprinkler system is installed, if a sprinkler system is located in the Leased Premises in amounts reasonably satisfactory to Landlord and any mortgagees.

                 ii. Worker's Compensation insurance subject to statutory limits or better in respect of any work or other operations on or about the Leased Premises.

                 iii. Such other insurance with respect to the Leased Premises and in such amounts as Landlord from time to time may reasonably request against such other insurable hazards which at the time in question are commonly insured against in the case of property similar to the Leased Premises, provided that such other insurance are customarily in place for other similar restaurants in the area.

         Prior to the commencement of the term hereof, Tenant shall deliver to Landlord a certificate showing such insurance to be in effect and naming Landlord and any mortgagor as additional insureds thereon (Jamaica Savings F.S.B.) and Landlord shall maintain liability insurance (similar to the insurance required to be maintained by Tenant) in form and content reasonably satisfactory to Tenant, covering the 50' access area. Landlord shall deliver a certificate of such insurance, naming Tenant as an additional insured, to Tenant.

         20. WAIVER OF RECOVERY. Tenant hereby agrees to waive its right of recovery against Landlord for loss or damage to Tenant's contents, equipment, improvements, or other property whatsoever. It is the intent of this provision that Tenant shall rely solely on its own property insurance policies. If any of Tenant's property insurance policies require an endorsement to effect a waiver of subrogation, Tenant shall cause them to be so endorsed.

             Landlord and Tenant hereby waive and release each other of and from any and all rights of recovery, claim, action or cause of action against each other, their agents, officers, directors, partners and employees, for any loss or damage that may occur to the Premises or personal property, including building contents, within the Premises by reason of fire or the elements of nature or other events normally covered by extended all risk property damage insurance coverage, regardless of cause or origin including negligence of Landlord or Tenant and their agents, officers, directors, partners and employees. Landlord and Tenant shall immediately give written notice of the terms of the mutual waivers contained in this paragraph to each of their respective insurance companies which have issued policies of insurance covering all risk property damage, and shall have the insurance policies properly endorsed to reflect the insurance company's acknowledgment of such waiver and the absence of any subrogation rights. Each party shall provide to the other, annually within ten (10) days after request therefor, evidence that its all risk property damage insurance policies have been so endorsed.

         21. DAMAGE AND DESTRUCTION BY FIRE OR OTHER CASUALTY. In the event that the Building or Leased Premises are damaged for any reason whatsoever and Tenant is unable, in Tenant's determination, to carry on its normal business operations for a period of sixty (60) days or more, Tenant shall have the right to terminate this Lease by giving written notice of such termination to the Landlord no later than thirty (30) days after the occurrence of such damage. Upon such termination. Tenant's obligations hereunder and each of them, including the obligation to pay rent, shall cease and determine as of the day the Leased Premises were so damaged. If, in Tenant's determination, it is unable to carry on its normal business operations for a period of less than thirty (30) days because of such damage, rent shall abate for the period the Leased Premises are untenantable. Notwithstanding the foregoing, should Landlord notify Tenant within thirty (30) days of the destruction that it intends to restore the Leased Premises, and Landlord delivers to Tenant a written estimate of its architect or engineer that the premises can be restored within ninety (90) days, then Tenant may not terminate this Lease, but, upon completion of Landlord's restoration within one hundred (100) days from Landlord's notice, shall resume its occupancy of the Leased Premises and on the 30th day following completion of Landlord's work commence paying the Basic Minimum Rent and all items of Additional Rent as they thereafter come due.

         In the event the Leased Premises are partially damaged by fire or other casualty and Tenant shall determine that is able to carry on its normal business operations, Tenant shall pay rent for only such portion of the Leased Premises which Landlord in its determination may reasonably occupy during the time required to make repairs. All repairs necessary to restore the Leased Premises to its original condition shall be:

              a. commenced within thirty (30) days after the occurrence of such damage and completed within one hundred (100) days; and

              b. performed in a diligent and workmanlike manner with material of at least the same quality utilized originally in the construction of the Leased

Premises.

             In the event that the Leased Premises are not restored by Landlord for Tenant's occupancy and full use within one hundred (100) days of any casualty, Tenant, may, at its option, notify Landlord in writing and terminate this Lease.

         22. DEFAULT.

             a. If (i) Tenant defaults in the payment of any installment of rent, percentage rent, or additional rent due hereunder, and such default continues for ten (10) days after written notice thereof to Tenant, or (ii) Tenant defaults in any of the covenants, agreements, conditions, or undertakings herein contained to be kept, observed and performed by Tenant other than the payment of rent or any part thereof when due, and such default continues for thirty (30) days after written notice thereof to Tenant; or (iii) proceedings in bankruptcy or for liquidation, reorganization, or rearrangement of Tenant's affairs are instituted by or against Tenant and if not dismissed within sixty
(60) days; or (iv) a receiver or trustee is appointed for all or substantially all of Tenant's business or assets on the grounds of Tenant's insolvency; or (v) a trustee is appointed for Tenant after a petition has been filed for Tenant's reorganization under the Bankruptcy Act of the United States; or (vi) Tenant makes an assignment for the benefit of its creditors; or (vii) Tenant abandons the Leased Premises; or (viii) Tenant defaults under any of the terms of any other lease or any other agreement between Landlord and Tenant; then in any of the above events, Landlord at its election, may declare the term of this Lease ended and, either with or without process of law, re-enter, expel, remove, and put out Tenant and all persons occupying the Leased Premises under Tenant, using such reasonable force as may be necessary in so doing and repossess and enjoy the Leased Premises. Such re-entry and repossession shall not work a forfeiture of the rents to be paid and the covenants to be per-formed by Tenant during the full term of this Lease.

             b. Anything hereinabove contained to the contrary notwithstanding, and to the extent consistent with cure periods, if any, it is expressly understood that, with respect to any default (except nonpayment of rent) of such a nature that it cannot, with due diligence, be cured within a period of thirty
(30) days, Tenant shall not be deemed in default under this Lease if Tenant shall have commenced the curing of such default within thirty (30) days after receiving written notice thereof from Landlord and so long as Tenant shall thereafter proceed with all due diligence to complete the curing of such default.

             c. Upon expiration of the Lease by reason of the happening of any of the events hereinabove described, or in the event of the termination of the Lease or right to possession or both, as the case may be, by summary dispossession proceedings or under any provision of law now or at any time hereafter in force, by reason of or based upon or arising out of a default under or breach of the Lease on the part of Tenant, or upon Landlord recovering possession of the Leased Premises under any of the foregoing circumstances whatsoever, whether with or without legal proceedings by reason of or based upon or arising out of a default under or breach of the Lease on the part of Tenant, Landlord may, at its option, at any time and from time to time, relet the Leased Premises or any part or parts thereof for the account of Tenant or otherwise and receive and collect the rents therefor, applying the same first to the payment of such expenses as Landlord may have incurred in recovering possession of the Leased Premises, including (i) reasonable legal expenses and attorney's fees, which shall be deemed additional rents and shall be for a sum no less than ten (10%) percent of any sum outstanding; (ii) expenses of putting the Leased Premises into good order or condition or returning the same to the pre-lease condition for re-rental, and (iii) expenses, commissions, and charges paid, assumed, or incurred by Landlord in and about the reletting of the Leased Premises, and then to the fulfillment of the covenants of Tenant hereunder. Any such reletting herein provided for may be for the remainder of the Lease term or for a longer or shorter period.

             d. In any case of reletting and whether or not the Leased Premises or any part hereof be relet, Tenant shall pay to the Landlord the rent and all other charges required to be paid by Tenant up to the tine of such termination of the Lease, or of such recovery of possession of the Leased Premises by Landlord, as the case may be; and thereafter Tenant covenants and agrees, if required by Landlord, to pay to Landlord until the end of the Lease term the equivalent of the amount of all the rent reserved herein and all other charges required to be paid by Tenant less the net proceeds of reletting, if any, and the same shall be due and payable by Tenant to Landlord on each of the days rent payments are payable hereunder. In any of the circumstances hereinabove mentioned in which Landlord shall have the right to hold Tenant liable, upon the several rent days herein specified, to pay Landlord the equivalent of the amount of all the rent and all other charges required to be paid by Tenant less the net proceeds of reletting, if any, Landlord shall have the option instead of holding Tenant so liable, forthwith to recover against Tenant, as damages for the loss of the benefit of its bargain and not as a penalty, an aggregate sum which, at the time of such termination of the Lease, or of such recovery of possession of the Leased Premises by Landlord, as the case may be, represents the then present worth of the excess, if any, of the aggregate of the rent and all other charges payable by Tenant hereunder that would have accrued for the balance of the term over the aggregate rental value of the Leased Premises for the balance of such term.

         23. LANDLORD'S RIGHT TO CURE. If Tenant falls to perform any of its obligations hereunder to be performed by the lessee thereunder, which continues after written notice to

Tenant and the expiration of the applicable care period, if any, Landlord, at its option, may (but shall not be required to) do the same or cause the same to be done. In addition to any and all rights and remedies of Landlord, the cost reasonably incurred by Landlord in connection with such performance by Landlord shall be additional rental due from Tenant to Landlord, payable with the next monthly payment of rent.

         24. LANDLORD'S RIGHT TO INSPECT. Landlord and its agents shall have access to the Leased Premises at all reasonable times for the purposes of inspecting the Leased Premises, accompanied by a representative of Tenant.

         25. INDEMNIFICATION.

             a. GENERAL. If Landlord shall be subject to any claim, demand, or penalty arising due to the Lease or become a party to any suit or claimed act or omission by Tenant, its employees or agents, or by reason of any act occurring on the Leased Premises, or by reason of an omission with respect to Tenant's operation of its business thereon, or by reason of a default by Tenant under the terms of this Lease, except for Landlord's negligent acts or omissions, Tenant shall indemnify and hold Landlord harmless against all judgments, settlements, penalties, and expenses (including but not limited to reasonable attorney's fees, court costs, and other expenses of litigation or administrative proceedings) incurred by or imposed upon Landlord in connection with the defense relating to such claim or litigation or administrative proceeding, and, at the election of Landlord, Tenant also shall defend Landlord. Notwithstanding anything contained herein, Tenant shall only indemnify Landlord for such claims or losses that arise from events that occurred during Tenant's occupancy.

             b. ENVIRONMENTAL. Tenant shall indemnify and hold Landlord harmless from and against any and all claims, demands, suits, losses, damages, assessments, fines, penalties, costs or other expenses (including without limitation costs of investigations, costs of remediation, attorney's fees, and court costs) arising after the Term Commencement Date and in any way related to actual or threatened damage to the environment, agency costs of investigation, personal injury or death, or damage to property, due to a release or alleged release of "Hazardous Materials" (as that term is defined in paragraph 38 herein below) on or under the Leased Premises during the term of this Lease, or gaseous emissions from the Leased Premises during the term of this Lease or any other condition existing on the Leased Premises resulting from Hazardous Materials during the term of this Lease, whether such claims prove to be true or false, and, at the election of Landlord, Tenant also shall defend Landlord. Notwithstanding anything contained herein, Tenant shall only indemnify Landlord for such claims or losses that arise from events that occurred during Tenant's occupancy.

             c. ENFORCEMENT. Tenant also shall pay all reasonable costs and expenses, including reasonable attorney's fees, which may be incurred by Landlord in enforcing any of the covenants and agreements of this lease. All such costs, expenses, and attorney's fees shall, if paid by Landlord, together with any interest thereon, be additional rent due on the next rent date due after such payment or payments. In the event of any legal proceedings between Landlord and Tenant with respect to the subject matter of this Lease, Landlord and Tenant mutually agree to waive any right either may have to a jury trial, to the extent permitted by law.

         26. ASSIGNMENT AND SUBLETTING. Tenant may not assign this Lease or sublet the Leased Premises or any part thereof, permit the sale or transfer of its interest herein by legal process or otherwise, without the prior written consent of Landlord not to be unreasonably withheld or delayed. Any provision of this Lease to the contrary notwithstanding, Tenant may assign this Lease or sublease the Premises, in whole or in part, without the express written consent of Landlord and without affording Landlord any right to terminate this Lease, to: (i) any corporation into which or with which Tenant has merged or consolidated; (ii) any parent, subsidiary, successor, or affiliated corporation of Tenant; (iii) any person or entity that acquires all or substantially all of the assets or operations of Tenant within the metropolitan area in which the Premises are located; or (iv) any partnership greater than twenty-five (25%) per cent of which shall be owned by Tenant or the parent corporation of Tenant. Landlord shall have no obligation to consent to any assignment of a proposed tenant with a financial record any less than represented by Rattlesnakes a copy of its financial records are attached hereto as Exhibit "C". Any consent to any assignment or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assignment of subletting. Upon any assignment, such assignee shall by an instrument in writing assume and agree to perform the terms hereof and Tenant shall promptly deliver a copy thereof to Landlord, and upon any sublease, such subtenant shall acknowledge the existence of this Lease and shall covenant not to do or permit to be done anything that would constitute a breach thereof, and Tenant shall promptly deliver a copy of any such sublease to Landlord. In the event Landlord consents to the assignment the equivalent of three (3) months rent including all additional rents shall be deposited with the Landlord in an interest bearing account as and for security for the faithful performance of any and all obligations under the terms of this Lease. Notwithstanding anything herein to the contrary, said assignment shall not relieve the Tenant assignee or its guarantors of performance under the terms of this Lease.

         Any request for consent to a proposed subtenant or assignee must be accompanied by a payment to Landlord in the amount of Five Hundred Dollars ($500.00) to compensate Landlord for its costs to review or prepare the necessary documents and/or to review financial statements.

         27. RULE AGAINST PERPETUITIES. If the term of this Lease shall not have commenced within six (6) months after the date hereof, this Lease shall become null and void and of no further force or effect. The sole remedy of Tenant in such case is the return of any monies paid to Landlord in anticipation of the Lease. Nothing contained in this paragraph shall be construed as extending any time period provided herein for the satisfaction of any conditions precedent.

         28. HOLDING OVER. Tenant shall not hold over beyond the expiration or sooner termination of the term hereof. If nevertheless there by any holding over by Tenant, such shall give rise to a tenancy at the sufferance of Landlord upon the same conditions as are provided for herein but with a monthly rental for the period of such holding over which is one hundred and fifty (150%) percent of the monthly installment of rent last required to be paid by Tenant during the lease term, and interest thereon, as liquidated damages, and not as a penalty, it being agreed that damages to Landlord in such event would be difficult to ascertain and that the foregoing represents a fair estimate of such damages. Landlord's acceptance of any rent after holding over begins shall not be deemed to renew this Lease nor shall this provision be deemed to be a waiver of Landlord's rights of re-entry or any other right hereunder resulting from Tenant's breach of the covenant not to hold over or any other breach hereunder.

         29. WAIVER. The failure of either party to enforce any condition or provision contained herein at any time shall not be construed as a waiver of that condition or provision nor shall it operate as a forfeiture of any right of future enforcement of any such condition or provision.

         30. ACCORD AND SATISFACTION. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any enforcement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or pursue any other remedy provided for herein.

         31. RECORDING OF LEASE. Upon the request of either party hereto, the other party shall join in the execution of a memorandum of the Lease for the purpose of recordation. The party requesting execution of such a memorandum shall bear all costs for recording the same.

         32. SUBORDINATION. I. This Lease and all rights of Tenant hereunder, are and shall be subject and subordinate in all respects to all mortgages which may now or hereafter affect the Building to each and every advance made or hereafter to be made under such mortgages, and to all renewals, modifications, replacements and extensions of such mortgages and spreaders and consolidations of such mortgages.

             The provisions of this Article 31 shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute and deliver any instruments that Landlord or the holder of any mortgage, or any of their respective successors in interest, may reasonably request to evidence such subordinations. Notwithstanding the foregoing, the subordination of this Lease is subject to the condition that Landlord secure a Non-Disturbance Agreement stating that the mortgagee or ground lessor, as the case may be, shall deliver to Tenant at or prior to the time that this Lease becomes so subordinate, a written agreement in recordable form whereby Tenant, so long as Tenant is not in default hereunder, may remain in possession of the Leased Premises pursuant to the terms hereof, and this Lease shall continue in full force and effect, and without any diminution of the Tenant's rights should Landlord become in default with respect to such mortgage or ground lease or should the Leased Premises become the subject of any action for foreclose any mortgage or to dispossess Landlord.

             In the event of any act or omission of Landlord which would give Tenant the right, immediately or after lapse of a partial or total eviction, Tenant shall not exercise such right:

                    a. Until it has given written notice of such act or omission to each mortgagee whose names and address shall previously have been furnished to Tenant in writing.

                    b. Unless such act or omission shall be one which is not capable of being remedied by Landlord or any mortgagee within a reasonable period of time, until a reasonable period for remedying such act or omission shall have elapsed following the time when all such mortgages shall have become entitled under such mortgagee to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy), provided any such mortgagee shall with due diligence give Tenant written notice of its intention to and shall commence and continue to remedy such act or omission, but nothing herein contained shall obligate any mortgagee to do so unless it so elects.

                    c. If a mortgagee shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a deed, then at the request of such party so succeeding to Landlord's rights (herein sometimes called "Successor Landlord") and upon such Successor Landlord's written agreement to accept Tenant's attornment which such Successor Landlord shall agree to accept is so requested by Tenant, Tenant shall attorn to and recognize such Successor to Landlord as Tenant's landlord under this Lease, and shall promptly execute and deliver an instrument that such Successor to Landlord may reasonably request to evidence such attornment. Upon such attornment this Lease shall continue in full force and effect as, and as if it were, a direct lease between the Successor Landlord and Tenant upon all of the terms, covenants and conditions set forth in this Lease, and all such attornment except that the Successor landlord shall:

                    (i) Not be liable for any previous act or omission of landlord under this Lease.

                    (ii) Not be subject to any offset, not expressly provided for in this Lease, which shall have theretofore or which may thereafter accrue to Tenant against Landlord.

                    (iii) Not be bound by any previous modification of this Lease, not expressly provided for in this Lease, other than a modification of this Lease executed by Landlord and Tenant prior to the execution of any mortgage, or by any previous prepayment of more than one months basic annual rent, unless such modification or prepayment shall have been expressly approved in writing by the mortgagee(s) through or by reason of which the Successor Landlord shall have succeeded to the rights of Landlord under this Lease.

             d. The term mortgagee as used herein shall include underlying leases of the building and the holder of such lease shall be deemed a "Mortgagee".

         II. Landlord shall use its reasonable efforts to obtain from its mortgagee a non-disturbance agreement reasonably satisfactory to Tenant. In the event the Landlord shall be unable to procure the Non-Disturbance Agreement within fifteen (15) days of the date of this Lease Agreement then either party shall have the right to terminate this Lease (unless Tenant waives this condition) and upon payment to Tenant of any monies tendered to

Landlord for security or rent, neither party shall have any further liability to the other.

         33. COMMISSION.

             a. TENANT'S REPRESENTATIONS. Tenant represents and warrants that this Lease was brought about with the aid of Friedland Realty, Inc. and Realco Group, Inc. Tenant agrees to indemnify landlord from and against any claims that may be made against Landlord for any type of a real estate commission or finder's fee as a result of Tenant's dealings with such claimant in connection with the transaction contemplated herein, other than Friedland Realty, Inc. and Realco Group, Inc.

             b. LANDLORD'S REPRESENTATIONS. Landlord represents and warrants that this Lease was brought about with the aid of Friedland Realty, Inc. and Realco Group, Inc. and agrees to pay all fees due Friedland Realty, Inc. and Realco Group, Inc. Both Landlord and Tenant agree that no broker other than Friedland Realty, Inc., and Realco Group, Inc., brought about this Lease and both Landlord and Tenant agree to defend and indemnify the other as a result of this representation.

         34. GENDER AND NUMBER. Words of any gender shall be held to include any other gender and words in the singular number shall be held to include the plural and vice versa, as the context may require.

         35. HEADINGS. Headings of the sections hereof are inserted from conve-nience only and shall not constitute a part of this Lease.

         36. NOTICE. All notices required or permitted to be given hereunder shall be in writing and sent by United States Registered or certified mail, postage prepaid, return receipt requested, or by an express delivery service which provides for return receipt, addressed to the parties as follows:

         To Landlord:      Jack Cioffi Trust Under Last
                           Will and Testament
                           c/o Anastasia Cioffi Pesola,
                           Trustee and Anne Pesola, Ind.
                           Box 568, Windham, New York 12496

         Copy to:          Phillips, Weiner & Quinn, Esqs.
                           101 No. Wellwood Ave. P.O. Box 405
                           Lindenhurst, New York 11757-0405
                           Attention: James F. Quinn, Esq.

         To Tenant:        Rattlesnake of Lynbrook Inc.
                           Attention: Stephen Stein
                           3 Stamford Landing
                           Stamford, Connecticut 06902

         Copy to:          Pryor, Cashman, Sherman & Flynn
                           410 Park Avenue
                           New York, New York 10022
                           Attention: Wayne Heicklen, Esq.

         or to such other address as the parties may direct by notice given as hereinabove provided. Notice shall be deemed given when received as evidenced by the return receipt or the date such notice is first refused, if that be the case.

         37. SEVERABILITY. If any provision or provisions of this Lease or of any of the documents or instruments delivered pursuant thereto, or any portion of any provision hereof or thereof, shall be deemed invalid or unenforceable pursuant to a final determination of any court of competent jurisdiction or as a result of future legislative action, such determination or action shall be construed so as not to affect the validity or enforceability hereof or thereof and shall not affect the validity or effect of any other portion hereof or thereof, unless, as a result of such determination or action, the consideration to be received or enjoyed by any party hereto would be materially impaired or reduced.

         38. ENVIRONMENTAL COVENANTS.

             a. Tenant shall not, and shall not permit any other person to, use any portion of the Leased Premises for any activity involving, directly or indirectly, the use, production, storage, handling, transfer, refinement, treatment, processing, transport, generation, removal, remediation, manufacture, discharge, release or disposal of any Hazardous Material, except those chemicals, lubricants and cleaning fluids customarily used in the operation and maintenance of the restaurant located upon the Leased Premises and used and stored in compliance with all legal requirements.

             b. For purposes of this Agreement "Hazardous Materials" shall mean petroleum and petroleum by-products; any pollutant; any contaminant; any flammable, explosive, or radioactive material; any hazardous waste, toxic substance, or related material; and any other substance or material defined or designated as a hazardous or toxic substance, material, or waste by any legal requirement applicable to the use of or any activity conducted upon the Leased Premises or the removal of which is required, or the manufacture, use, maintenance, storage, ownership, or handling of which is restricted, prohibited, regulated, or penalized by any legal requirement applicable to the use of or any activity conducted upon the Leased Premises, and shall include:

                (i) those substances included within the definition of "hazardous substances", "extremely hazardous", "hazardous materials", "hazardous waste", "toxic substances" or "solid waste" in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 ET SEQ., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 11001-11050, the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 ET SEQ., and the Hazardous Materials Transporta-tion Act, 49 U.S.C. Section 1801 ET SEQ., and in the regulations adopted and promulgated pursuant to said laws;

                (ii) those substances listed in the United States Department of Transportation Table (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 C.F.R. Part 302 and amendments thereto);

                (iii) such other substances, materials, and wastes which are regulated under any legal requirement applicable to the use of or any activity conducted upon the Leased Premises, or which are classified as hazardous or toxic under any legal requirement applicable thereto;

                (iv) any substance which contains polychlorinated byphenyls
(PCBs), and any asbestos or asbestos containing substance; and

                (v) any waste, substance, or materials that exhibit any of the characteristics enumerated in 40 C.R.F. Sections 261.20-261.24, inclusive, or any "extremely hazardous" substance listed under Section 302 of the Superfund Amendment and Reauthorization Act of 1986 ("SARA") that are present in excess of or equal to threshold planning or reportage quantities defined under SARA.

         39. ENTIRE AGREEMENT. This Lease constitutes the entire agreement between the parties hereto and supersedes all prior and contemporaneous agreements and undertakings of the parties pertaining to the subject matter hereof. This Lease may not be modified except by a written instrument duly executed by the party hereto against whom the modification is sought to be enforced.

             Within fifteen (15) days after written request from a party hereto, the other party shall execute, acknowledge and deliver to the requesting party an estoppel certificate certifying: (i) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the date and nature of each modification;
(ii) the date to which rental and other sums payable hereunder have been paid;
(iii) that no notice has been received by such other party of any default which has not been cured, except as to default specified in the estoppel certificate; and (iv) such other matters as may reasonably be requested by the other party, its lender, assignee or purchaser (or proposed lender, assignee or purchaser). Any such estoppel certificate may be relied upon by any such purchaser, lender or assignee for estoppel purposes only, and no party executing such estoppel certificate shall be liable for damages or other losses as a result of inaccuracy in the information contained in such estoppel certificate.

         Tenant and Landlord each warrant and represent that the party signing this Lease on behalf of each has authority to enter into this Lease and to bind Tenant and Landlord, respectively, to the terms, covenants and conditions contained herein. Each party shall deliver to the other, upon request, all documents reasonably requested by the other evidencing such authority, including a copy of all corporate resolutions, consents or minutes reflecting the authority of persons or parties to enter into agreements on behalf of such party.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WITNESS:                            JACK CIOFFI TRUST UNDER LAST WILL
                                    AND TESTAMENT

/s/  Jeff Grann                     BY: /s/ ANASTASIA CIOFFI PESOLA, Trustee
------------------------------         ----------------------------------------
     Jeff Grann                          ANASTASIA CIOFFI PESOLA, Trustee


WITNESS:                            RATTLESNAKE OF LYNBROOK INC.

/s/  David C. ?                        BY: /s/    ?
--------------------------              ---------------------------------------
                                        NAME
                                        TITLE  Chairman/CEO

                                      [MAP]

                                   "EXHIBIT A"

                      TOWN OF HEMPSTEAD - COUNTY OF NASSAU
--------------------------------------------------------------------------------


MAKE FUNDS PAYABLE TO:        OFFICE HOURS          FISCAL YEAR 1/1/96 THRU 12/31/96

ANGIE M. CULLIN             9 A.M. TO 4:45 P.M.     EST. STATE AID - COUNTY     $286,187,496.00
RECEIVER OF TAXES             MON. THRU FRI.        EST. STATE AID - TOWN        $12,952,000.00
TOWN OF HEMPSTEAD                  TEL.             COUNTY SALES TAX CREDIT      $21,867,834.00
200 N. FRANKLIN STREET        (516)538-1500
HEMPSTEAD, NEW YORK 11550
-------------------------------------------------------------------------------------------------
PROPERTY DESCRIPTION                               EXEMPTION        CONSOLIDATED          TAXABLE
                                                  DESCRIPTION   TAX CODE    TAX RATE       VALUE
-------------------------------------------------------------------------------------------------
SWIS CODE   SD CODE   SECTION   BLOCK     LOT
282025      020       42        145       0109     NON-EXEMPT    458         09.920       94,600
LOT GROUP  109


                 LOCATION

CLASS   42114            ROLL SECTION
SIZE
--------------------------------------------------------------------------------------------------
TAX SERVICE CODE          TAXPAYER CODE      ACCOUNT      LAND ASSESSMENT    TOTAL ASSESSMENT
--------------------------------------------------------------------------------------------------
     0O                        00000                           48,350            94,600
--------------------------------------------------------------------------------------------------
OWNER'S NAME & PROPERTY ADDRESS            TAXPAYER'S NAME & TAX BILLING ADDRESS

ANASTASIA CIOFFI PESOLA                    MARRIOTT CORP. #60050
                                           1 MARRIOTT DR
935 SUNRISE HIGHWAY                        DEPT. 875.25
LYNBROOK, NY     11563                     WASHINGTON, DC  20058

            INDICATE NAME OR ADDRESS CHANGE ON REVERSE SIDE OF STUB
--------------------------------------------------------------------------------------------------
LEVY DESCRIPTION            EX. CODE     TAXABLE VALUE    TAX RATE PER $100    TAX AMOUNT
--------------------------------------------------------------------------------------------------
COUNTY-GENERAL PURPOSES*                    94,600            2.715             2,568.390
NASSAU COMMUNITY COLLEGE                    94,600             .645               610.170
COUNTY POLICE HEADQUARTERS                  94,600            2.417             2,286.482
COUNTY FIRE PREVENTION                      94,600             .117               110.682
COUNTY SEWAGE DISP DIST 2**                 94,600            2.483             2,348.918
VALLEY STREAM CSC DIST 2                    94,600             .709               670.714
TOWN-GENERAL PURPOSES                       94,600             .834               788.964




--------------------------------------------------------------------------------------------------
FIRST HALF TAX     .00       SECOND HALF TAX        4,692.16       TOTAL TAX     9,384.32
PENALTY THRU                 PENALTY THRU
                                                                   PAY THIS AMOUNT IF TOTAL TAX IS
------------------------------------------------------------------ PAID ON OR BEFORE 2/10/96
                             DISCOUNT
                             -------------------------------------
TOTAL                        TOTAL                                              $9,337.40
--------------------------------------------------------------------------------------------------
                      RECEIPT FOR PAYMENT OF TAXES                        DISCOUNT ALLOWED (-)

FIRST HALF TOWN          PENALTY INCLUDED        SECOND HALF TOWN         PENALTY INCLUDED (+)
SECOND PORTION COUNTY                            THIRD PORTION COUNTY

  DATE   BATCH   TRANS   ITEM                        DATE    BATCH   TRANS   ITEM
                               REMITTANCE    [ ]                                   REMITTANCE  [ ]
                               SUBJ. TO COLL                                       SUBJ. TO COLL

FIRST 1/2 TAX PREVIOUSLY PAID
----------------------------------------          -----------------------------------
          PAYOR (OTHER THAN OWNER)                    PAYOR (OTHER THAN OWNER)

                       1996 GENERAL TAX - SECOND HALF TOWN
                                          THIRD PORTION COUNTY
--------------------------------------------------------------------------------------------------
-----------------------------------     1996 GENERAL TAXES - TOWN OF HEMPSTEAD
   SECOND HALF - GENERAL TAXES        SWIS CODE    S.O.CODE  SECTION      BLOCK     LOT
        DUE JULY 1, 1996                282025       020        42          145     0109
                                         LOT GROUP 109
     SECOND HALF TAX PAYABLE
WITHOUT PENALTY TO AUGUST 10, 1996     SECOND HALF TAX                         4,692,.16
-----------------------------------    CASH  [ ]    CERT CH [ ]       CK. SUBJ.  [ ]    IN PERSON  [ ]
                                                    OR M.O.           TO COLL.
When paying by mail, detach and
return this stub with payment of the   PAYOR
second half tax.  If paying TOTAL TAX, (other than owner)  ----------------------------------------
return both first and second half                              DO NOT WRITE BELOW THIS LINE
stubs with payment.  When paying in
person, bring in entire bill. Do not   OWNER'S      ANASTASIA CIOFFI PESOLA
detach stubs.                          NAME

                                             1 2004111006 96120000469216

     SEE REVERSE SIDE FOR PENALTY SCHEDULE - REVIEW TAX DATA ON REVERSE SIDE

                      TOWN OF HEMPSTEAD - COUNTY OF NASSAU
--------------------------------------------------------------------------------


MAKE FUNDS PAYABLE TO:      OFFICE HOURS       FISCAL YEAR 7/1/95 THRU 6/30/96

ANGIE M. CULLIN           9 A.M. TO 4:45 P.M.  EST. STATE AID - SCHOOL DIST.       $3,000,000.00
RECEIVER OF TAXES           MON. THRU FRI.     TOTAL TAXES LEVIED - SCHOOL DIST.  $26,939,805.43
TOWN OF HEMPSTEAD                TEL.          ASSESSED VALUATION - SCHOOL DIST.  $57,533,605.00
200 N. FRANKLIN STREET      (516)538-1500      LIBRARY RATE                                 .000
HEMPSTEAD, NEW YORK 11550
-------------------------------------------------------------------------------------------------
PROPERTY DESCRIPTION                               EXEMPTION                  TAXABLE
                                                  DESCRIPTION    TAX RATE      VALUE
-------------------------------------------------------------------------------------------------
SWIS CODE   SD CODE   SECTION   BLOCK     LOT
282025      020       42        145       0109     NON-EXEMPT     39.851       94,600
LOT GROUP  109


                 LOCATION

CLASS   42114            ROLL SECTION
SIZE
--------------------------------------------------------------------------------------------------
TAX SERVICE CODE          TAXPAYER CODE      ACCOUNT      LAND ASSESSMENT    TOTAL ASSESSMENT
--------------------------------------------------------------------------------------------------
     0O                        00000                           48,350            94,600
--------------------------------------------------------------------------------------------------
OWNER'S NAME & PROPERTY ADDRESS            TAXPAYER'S NAME & TAX BILLING ADDRESS

ANASTASIA CIOFFI PESOLA                    MARRIOTT CORP. #60050
                                           1 MARRIOTT DR
935 SUNRISE HIGHWAY                        DEPT. 875.25
LYNBROOK, NY     11563                     WASHINGTON, DC  20058

            INDICATE NAME OR ADDRESS CHANGE ON REVERSE SIDE OF STUB
--------------------------------------------------------------------------------------------------
LEVY DESCRIPTION                         TAXABLE VALUE    TAX RATE PER $100    TAX AMOUNT
--------------------------------------------------------------------------------------------------
LYNBROOK U.F.S D                            94,600            39.851           37,699.046



THIS IS YOUR SCHOOL TAX BILL.

ALTHOUGH SCHOOL TAXES ARE MADE PAYABLE TO THE RECEIVER OF TAXES, ALL PROCEEDS
BENEFIT YOUR LOCAL SCHOOL DISTRICT AND YOUR LOCAL LIBRARY (IF APPLICABLE).

PAYMENTS MADE PURSUANT TO THIS BILL DO NOT FINANCE OPERATIONS OF THE TOWN OF
HEMPSTEAD.

SCHOOL TAXES ARE SET BY THE VARIOUS BOARDS OF EDUCATION WHICH ARE INDEPENDENTLY
ELECTED AND OVER WHICH THE TOWN OF HEMPSTEAD HAS NO CONTROL.

FOR INFORMATION ABOUT TAX RATES AND AMOUNTS, CONTACT YOUR LOCAL SCHOOL DISTRICT
AT THE ADDRESS PROVIDED ON THE REVERSE SIDE OF THIS BILL.

--------------------------------------------------------------------------------------------------
FIRST HALF TAX     .00       SECOND HALF TAX       18,849.52       TOTAL TAX    37,699.05
PENALTY THRU                 PENALTY THRU
                                                                   PAY THIS AMOUNT IF TOTAL TAX IS
------------------------------------------------------------------ PAID ON OR BEFORE 11/10/95
                             DISCOUNT
                             -------------------------------------
TOTAL                        TOTAL                                             $37,510.55
--------------------------------------------------------------------------------------------------
                      RECEIPT FOR PAYMENT OF TAXES                        DISCOUNT ALLOWED (-)

FIRST HALF TAX PAID      PENALTY INCLUDED        SECOND HALF TAX PAID     PENALTY INCLUDED (+)

  DATE   BATCH   TRANS   ITEM                         DATE    BATCH   TRANS   ITEM
                               REMITTANCE    [ ]                                    REMITTANCE  [ ]
                               SUBJ. TO COLL                                        SUBJ. TO COLL

FIRST 1/2 TAX PREVIOUSLY PAID
----------------------------------------          -----------------------------------
          PAYOR (OTHER THAN OWNER)                     PAYOR (OTHER THAN OWNER)

                 1995-1996 SCHOOL TAX - SECOND HALF
--------------------------------------------------------------------------------------------------
-----------------------------------     1995-1996 SCHOOL TAXES - TOWN OF HEMPSTEAD
 SECOND HALF - 1995-1996 SCHOOL TAX   SWIS CODE    S.O.CODE  SECTION      BLOCK     LOT
        DUE APRIL 1, 1996                282025       020        42          145     0109
                                         LOT GROUP 109
     SECOND HALF TAX PAYABLE
WITHOUT PENALTY TO MAY 10, 1996        SECOND HALF TAX                        18,849.52
-----------------------------------    CASH  [ ]    CERT CH [ ]       CK. SUBJ.  [ ]    IN PERSON  [ ]
                                                    OR M.O.           TO COLL.
When paying by mail, detach and
return this stub with payment of the   PAYOR
second half tax.  If paying TOTAL TAX, (other than owner)  ----------------------------------------
return both first and second half                              DO NOT WRITE BELOW THIS LINE
stubs with payment.  When paying in
person, bring in entire bill. Do not   OWNER'S      ANASTASIA CIOFFI PESOLA
detach stubs.                          NAME

                                             1 2004111006 96220001884952

     SEE REVERSE SIDE FOR PENALTY SCHEDULE - REVIEW TAX DATA ON REVERSE SIDE

                                   EXHIBIT B

                           Lease Agreement Supplement
                           --------------------------

         This is a supplement to the Lease Agreement dated the 15 day of April, 1996 between JOHN J. CIOFFI TRUST and RATTLESNAKE OF LYNBROOK INC. (hereinafter the "Lease").

         Pursuant to the terms and conditions of the Lease, the parties thereto hereby confirm that the Term Commencement Date (as defined in the Lease is the _____ day of April, 1996.

WITNESS:                                 JACK CIOFFI TRUST UNDER LAST WILL
                                         AND TESTAMENT

                                         BY:
------------------------------               ----------------------------------
                                             ANASTASIA CIOFFI PESOLA, Trustee

WITNESS:                                 RATTLESNAKE OF LYNBROOK INC.

       ?                                 BY:           ?
------------------------------               ----------------------------------
                                             NAME:
                                             TITLE:  Chairman/CEO

                                  "EXHIBIT C"

                     The Rattlesnake Holding Company, Inc.

                                     [PHOTO]
                               1995 Annual Report

                                  Rattle Snake
                                     [logo]

                   A new direction for the restaurant industry

            THE RATTLESNAKE HOLDING COMPANY, INC. 1995 ANNUAL REPORT

                            -------------------------


TO OUR SHAREHOLDERS...Before the very first nail was hammered into the wall of the very first Rattlesnake Southwestern Grill, we knew what a great casual theme restaurant chain could and should be. We analyzed the critical success factors from the most aggressive restaurant companies, and added our own studied elements to create what we believe to be one of the most exiting, growth concepts to emerge in years.


     We applied three basic principles for the development...


 ...and growth of the Company. First, in creating the Rattlesnake concept, we sought to offer something new and exciting to the dining public. We were convinced that we could create a unique dining experience and implement an innovative strategy for expansion of the Company at the same time. This second principle consisted of criteria which would permit rapid growth at significantly lower cost than comparable restaurant companies. Finally, we believed that management's success was dependent upon establishing a close proximity for restaurants in co-dependent "clusters," which permit for economies in manpower, purchasing and advertising. Based upon this triad, the Rattlesnake was born.

     The first three years have held great excitement for everyone at the Rattlesnake. We are very proud of our many accomplishments. The most notable being the Company's successful completion of the Initial Public Offering (IPO) of its stock. The net proceeds from the offering, $7.3 million, have provided a solid financial base for our growth. Within these three years, the Rattlesnake Southwestern Grill has grown from one to six restaurants, with annualized sales of approximately $9.0 million. The newest Rattlesnake opened in Danbury, Connecticut in August 1995 to rave reviews and strong sales levels. The 7,200 square foot former Howard Johnson's restaurant, received an extensive facelift to produce a dramatic contemporary restaurant comparable in scope and presentation to other major national theme chains. The conversion of this Rattlesnake was completed within eight weeks following the IPO, at a total cost (including lease aquisition, renovations and pre-opening costs) of approximately $480,000, or less than $67 per square foot.

     The Connecticut and New York cluster paved the way for a regional grouping in New Jersey. The first Rattlesnake location in the Garden State is under construction in the affluent community of Flemington with completion scheduled for mid November 1995.

            THE RATTLESNAKE HOLDING COMPANY, INC. 1995 ANNUAL REPORT

                            -------------------------


     The Company is in substantive discussions on several locations in the metropolitan New York City area.

     We believe our focus on aggressive, controlled growth to be the key to the Company's success. However, we are constantly reviewing and refining the concept to enhance the performance of the existing restaurants. Our goal is to build strong "brand recognition" in our chosen markets. As a result, we are working to build sales in the existing operations and striving for a dominant position in the marketplace. To strengthen the concept, we have invested considerable capital to solidify our management foundation as a prerequisite for aggressive expansion.

     In this, our first year as a public company, the Rattlesnake team is confident in its abilities to cultivate new business, cement customer loyalty, strengthen unit performance, and offer an exellent, unique alternative to the dining public. As we grow the Company, the Rattlesnake will continue to forge a new direction for the restaurant industry.


/s/ David C. Sederholt                /s/ William J. Opper


David C. Sederholt                    William J. Opper
President and Chief                   Chairman of the Board and
Operating Officer                     Chief Executive Officer


                                     [PHOTO]

                            ------------------------


A NEW DIRECTION IN RESTAURANT CONCEPTS...Through its broad-based appeal and unique market position, the Rattlesnake represents a new flavor and direction for casual theme restaurants. We offer an alterantive to both the cookie-cutter fern bars of the seventies and today's tightly focused steak, pizza and ethnic concepts which provide limited choices for their customers.

     Our menu offers broad-based American fare complemented by...

 ...the flavors of the great Southwest. This food style has its roots with European pioneers who migrated across America and blended their cooking styles with the tastes of the Native American and Mexican inhabitants. The result is a recognizable yet unique combination of flavors and textures. Offerings include a wide variety of appetizers and "finger foods" for the "grazing" crowd, along with pizzas, salads, pastas, numerous chicken selections, burgers, aged Diamond Angus steaks, Texas-style bar-b-que, and sizzlin' south-western specialties, with sensitivity to all palates. Light, healthy and low fat selections are as evident as hearty red meats and spicy bar-b-que

     The look is clean and contemporary with a touch of southwestern comfort. Authentic artifacts, native blankets, artwork and pottery are purchased in Arizona and Texas to adorn the walls. Muted pastels and desert colors add warmth to the rooms. Custom etched glass with Native American themes adorn some of the restaurants to add casual elegance. We create an atmosphere which is more sophisticated than most other casual theme restaurants, making guests feel special in a comfortable environment.

     While each site is unique architecturally, there is a common theme for each interior. From the minute you enter a Rattlesnake Southwestern Grill, and you are met by the friendly gaze of a 40 to 60 foot, full-relief, mosaic rattlesnake, you know you're in for some fun. This ceterpiece of every Rattlesnake Southwestern Grill appeals to families, young professionals and more mature markets. While being a popular fun place to bring the children, the Rattlesnake still enjoys very strong beverage/bar sales. Simply put, the Rattlesnake is a great place for the 25 to 35 year old market to gather for a good time alongside of the family market, a highly unusual circumstance.

     We believe that the fun should begin even before our guests are seated. Rattlesnake is the only restaurant chain we know of to employ a staff of professional magicians to entertain guests waiting for tables. The Rattlesnake Southwestern Grill is truly a new direction for the restaurant industry in its design, operation and expansion strategy.


                                     2-3

            THE RATTLESNAKE HOLDING COMPANY, INC. 1995 ANNUAL REPORT

                            -------------------------

[PHOTO]


     A NEW DIRECTION IN EXPANSION STRATEGIES...We asked ourselves "How do we attain the most dramatic results in speed of expansion, visual impact, cost containment and return on invested capital?" We wondered why most major casual theme dining concepts needed to invest millions of dollars in new locations to attain an average sales to investment ratio of 2:1. We knew we could do better because as entrepreneurs we had done so. The competitive...


[PHOTO]

The architectural and decorative Southwestern theme of Rattlesnake creates a stimulating environment that offers not only high quality food and attentive service, but also a sense of superior value and satisfaction to the guest.

[2-PHOTOS]

One of the attributes of Rattlesnake Southwestern Grill's formula is the low start-up cost for new restaurants. We take existing restaurant buildings and tailor them to fit our image. The result is a dramatic contemporary restaurant comparable in presentation to other major national theme restaurants.


 ...economic environment of the nineties set the tone for Rattlesnake's expansion strategy. Waste and overspending were a thing of the past. Stategic planning through the study of past mistakes and the experiences of others would lead to a new direction in the nineties and beyond.

     Rattlesnake's formula evolved through the study of the most positive and innovative aspects of successful restaurant companies. We also took a balanced look at the wasteful, questionable, even high risk practices which exist in the industry and incorporated the lessons learned into our plan. The Rattlesnake strategy is founded upon these priciples:

(1) ACQUIRE EXISTING RESTAURANTS. Rather than directly compete in the current feeding frenzy for prime restaurant locations, Rattlesnake has adopted the strategy of acquiring pre-existing locations and converting them into Rattlesnake Southwestern Grills. Through flexible application of cosmetic rather than structural change, Rattlesnake conversions have been rapid and low cost. The logic is that these restaurants are good, prefitted sites and become available for any number of reasons other than a poor location. Most often the operator is retiring or was not prepared for the rigors and demands of the business. Hence, they choose to move on. These locations don't usually appeal to major companies who prefer raw ground, slab sites, mall locations and large development properties. Our site selection process is based upon acquiring "B" level sites in "A" level locales to create new restaurants at lower cost. The fact is, that over 80% of the nation's restaurants are independent operations and represent an extraordinary source of new sites for retrofit.

(2) USE EXISTING RESOURCES. There are considerable costs associated with the industry practice of fitting out a restaurant from the ground up, or "gutting" and rebuilding a facility. By acquiring existing restaurant properties, the basic and most costly elements are already in place, such as kitchen, bathrooms, tiles, heating and air conditioning, kitchen ventilation systems, sufficient electrical power, adequate plumbing and drainage.


                                     4-5

            THE RATTLESNAKE HOLDING COMPANY, INC. 1995 ANNUAL REPORT

                            -------------------------

In addition the added benefits of a site having operated as a restaurant shortens or eliminates obstacles in the permitting process. Local planning, zoning and building departments have already granted permits for a restaurant use. Liquor permits are in place and the property conforms with environmental requirements. These elements shorten the time and reduce the cost associated with the conversion and opening within six to eight weeks as opposed to eight to twelve months for major competitors.

(3) REMAIN FLEXIBLE. Rather than waste time or money in making a "square peg fit into a round hole," Rattlesnake's approach to fabricate a less costly "peg" to fit into the pre-existing and more costly "hole." While certain elements of the Rattlesnake are essential to the concept, such as the custom mosaic rattlesnake bar and menu, these too are adapted and adjusted to fit into the individual environment of each new facility.

(4) THE ECONOMIC MODEL MUST WORK. In evaluating a location there is a quantitative and qualitative examination which must be passed before acceptance. Demographics, density of population, household income, traffic patterns, local demand generators, etc., are evaluated. These factors are weighted against the cost of acquisition, renovation, equipment, and pre-opening soft costs. Our goal is to achieve a 4:1 sales to investment ratio and a completed restaurant at a cost of under $100 per square foot.

     We believe that the key to the success of any small company is in the experience of its senior management.

     William J. Opper, a 25-year veteran of the restaurant industry, has served as Chairman of the Board and Chief Executive Officer of the Company since its inception. Previously the principal owner of eight full service restaurants, he has also served as President of each of Rattlesnake's subsidiaries since June 1992. As co-founder of the Company, Mr. Opper has spearheaded the concept development with a vision of what the Rattlesnake should be.

     David C. Sederholt, having owned his own restaurant in New York City for eleven years, and serving in senior management for other companies, has served as the President of the Company since March 1994, and has been Chief Operating Officer of the Corporation and its subsidiaries since their inception. Mr. Sederholt and Mr. Opper developed the Rattlesnake concept in 1991, with Mr. Sederholt being responsible for the creation and development of the menu and operating systems as well as establishing a market identity for the concept.

     Peter C. Markatos joined the Company in 1993 as Executive Vice President in charge of Operations, and new store development, after merging his long successful restaurant in Yorktown Heights, NY with the Rattlesnake. His expertise in real estate, construction and restaurant operations ensure successful roll-out of the concept within our expansion criteria.

[PHOTO]


[PHOTO]
Rattlesnake Southwestern Grill is a popular choice for families, couples, singles, large parties... and just about anyone with an appetite for savory American foods with a southwestern flavor.


[PHOTO]

Since its inception, Rattlesnake Southwestern Grills have been guided by a vision of what casual dining could be and should be. At Rattlesnake restaurants, there is the belief that casual dining should provide the highest levels of comfort and quality while offering exceptional value. Rattlesnake offers an excellent, unique alternative to the dining public.

            THE RATTLESNAKE HOLDING COMPANY, INC. 1995 ANNUAL REPORT

                            -------------------------


FREQUENTLY ASKED QUESTIONS...In our extensive travels throughout the U.S., Canada and Europe, we were asked many questions by investors and shareholders. We'd like to answer some of those most often asked questions as they may be on your mind as well...


Q. DO YOU PLAN TO OFFER FRANCHISES?

A. We will consider franchising after we reach approximately twenty Company-owned restaurants. Our evaluation of franchising opportunities will take place only after we have refined our concept and tightened our operating formula.


Q. WHAT IS RATTLESNAKE'S MANAGEMENT GOAL FOR RESTAURANT UNIT PROFITS?

A. Restaurant cash flow, or EBIT/DA, is defined as gross restaurant sales minus restaurant expenses (cost of food and beverages, payroll and benefits, occupancy costs and related expenses). Our goal is to achieve an average cash flow to revenue ratio of 15% at the unit level. Continuing our expansion strategy of low cost acquisition and renovation will contribute to profitability by decreasing depreciation and amorization expenses.


Q. ARE YOU MAKING PROGRESS TOWARD ATTAINING CORPORATE PROFITABILITY?

A. Yes. Of course, building the infrastructure of our Company, as we have frequently pointed out, requires considerable investment. Our goal from the outset has been to build Rattlesnake into a large publicly held casual dining, theme restaurant chain. Importantly, we have not sacrificed this growth goal to try to attain short term profitability. Also noteworthy is the restructuring and reduction of $1.8 million in subordinated debt, which took place shortly after the IPO.


Q. DO YOUR RESTAURANT MANAGERS GET INCENTIVES?

A. Yes. Restaurant General Managers can earn up to 6% of their units, EBIT/DA. Profits and performance evaluations determine the full extent of the bonus.


Q. DO YOU HAVE A TRAINING FACILITY?

A. Yes. At our Hamden, Connecticut restaurant, we have, in conjunction with the existing restaurant operation, established a training facility. We expect the training function to become increasingly important as our rate of new restaurant openings accelerates. We have, incidentally, renegotiated our lease at Hamden, obtaining a considerable reduction in our rent. Furthermore, we are using the Hamden unit as a base for off-premise catering.

THE RATTLESNAKE HOLDING COMPANY, INC. AND SUBSIDIARIES

Management's Discussion and Analysis

The following discussion of the results of operations and financial condition should be read in conjunction with the Company's audited consolidated financial statements and notes thereto.

Introduction

Rattlesnake Holding Company. Inc., is the parent corporation of six subsidiary companies operating at individual restaurant locations, utilizing the unique Rattlesnake Southwestern Grill concept. The following table identifies the six operating locations and the date operations commenced at each of those locations:

                                            Operations
                                            Commencement
Restaurant Locations                        Date
--------------------                        ----

Danbury, Connecticut                        August 1995
White Plains, New York                      June 1995
Fairfield, Connecticut                      July 1994
Yorktown Heights, New York                  April 1994
Hamden, Connecticut                         December 1993
South Norwalk, Connecticut                  June 1992

In its three years of operation, the Company has endeavored to establish the foundation for future growth by opening six restaurants in clustered segments in Connecticut, New York and New Jersey. To support its expansion strategy, the Company has increased the size of its corporate staff and successfully completed the Public Offering of its common stock on June 29, 1995. The Public Offering generated net proceeds of $6,578,334, after deducting underwriters fees and expenses and other costs, for the purpose of expansion, increased marketing efforts and extinguishment of debt. The Company has succeeded in achieving the initial phase of its expansion strategy by opening three additional restaurants in fiscal 1995. The Company is proceeding with the opening of a new restaurant in Flemington, New Jersey scheduled for November 1995. The first of the three restaurants opened in 1995 was in Fairfield, Connecticut. The Company took over the renovation in May 1994 and commenced operations six weeks later on July, 1994. The 5,520 square foot White Plains restaurant opened on June 10, 1995, six weeks after the Company took possession of the property. The complete cost of this location's renovation, leasehold improvements, equipment, furniture and fixtures was approximately $200,000 exclusive of lease acquisition costs. Danbury, a 7,152 square foot former Howard Johnson's, was completely converted into a Rattlesnake Southwestern Grill within an eight week period after receiving the Public Offering proceeds.

The Company's strategy of aggressive growth, utilizing a low cost restaurant concept adaptable to different leasehold configurations in a short construction timetable, has been accomplished consistently for the existing properties. The Company has been able to identify numerous sites for potential development over the next fiscal year; however, there can be no assurance that in the future the Company will be able to continue to identify suitable locations or open new restaurants on a consistent basis within the historical time frames or cost levels.

As is traditional with the opening of new restaurant sites, the start up period of 90 to 120 days reflects cost ratios at higher than normal operating levels. The Company requires the presence of a training team consisting of seasoned employees from the other restaurants during the startup period to train inexperienced personnel. In addition, this lack of experience results in higher food and beverage costs until the staff becomes expert in the use of Company recipes and procedures. The Company's new restaurants can be expected to incur above normal costs during the first three to four months of operation due to the above mentioned factors. Achieving optimum performance as a mature restaurant may require between twelve and twenty-four months.

As projected, the Company has progressively increased its corporate staff and marketing efforts as integral components of its expansion program. These increases have resulted in higher general and administrative expenses for fiscal 1995. For example, the Company has added positions in administration, accounting and operations to react to the growth and in anticipation of the projected expansion. In order to accommodate the growth in personnel, the Company added additional office space. The Company has made further investments in its computer systems to improve its point of sales and restaurant operations information systems. The Company has also significantly increased its promotional expenditures to support its new restaurant locations and has expanded its marketing personnel.

The Company's restaurants have achieved market acceptance, with the continued exception of the Hamden location which continues to perform below projected levels despite continued efforts to achieve profitable operations. As part of its efforts to improve the operational performance of the Hamden facility, the Company continues to pursue its strategy to develop the facility into a center for off-premise catering. Plans to utilize the unit as a central commissary will parallel the development of the off-premise catering program in order to achieve the economies afforded through cross utilization. Restaurant managers at the new locations receive training at the Hamden facility and proposals have been presented for the Company to provide vocational training under governmental grants. Management will continue to evaluate the operating performance of Hamden on an on-going basis throughout fiscal year 1996.

THE RATTLESNAKE HOLDING COMPANY, INC. AND SUBSIDIARIES


Effective June 30, 1994, the Company adopted a fiscal year end of June 30. Previously, the year-end of the Company and its subsidiaries was December 31.

Fiscal year ended June 30, 1995 as compared with fiscal year ended June 30, 1994

GENERAL DISCUSSION

Gross restaurant sales increased 231% to $5,340,657 for the fiscal year ended June 30, 1995 from $1,613,535 for the six months ended June 30, 1994. The increase in gross restaurant sales resulted from the increase in the number of restaurants operating during the period. On the restaurant store level, operating earnings before interest, taxes, depreciation and amortization (EBIT/DA) increased to $510,602 for fiscal year ended June 30, 1995, from $196,402 for the six months ended June 30, 1994. For the fiscal year ended June 30, 1995, the Company generated a net loss of $2,758,371 as compared to a net loss of $906,494 for the six months ended June 30, 1994, an increase of $1,851,877 or 204%. The increased net loss was principally attributable to several factors including a $527,938 increase in the amortization of debt issuance costs and a $194,202 increase in interest expense, related to debt issued during fiscal 1995. Additionally, selling, general and administrative expenses for the fiscal year increased by $1,193,857 and is principally attributable to investments in preparation for the implementation of the Company's expansion strategy through an increase in corporate staff, increased advertising and marketing expenditures, as well as other expenses associated with opening new restaurants.

Restaurant operating profits, defined as excess of restaurant sales over restaurant costs and expenses, were $119,516 for the fiscal year ended June 30, 1995, as compared with $53,247 for the six months ended June 30, 1994. This increase was principally attributable to the continued expansion of the Company and maturity of certain restaurant locations, offset by lower operating results for newly opened restaurants. Of the Company's more mature units, only the Hamden location continues to generate operating losses. During fiscal 1995, the Company opened two new restaurants (Fairfield, July 1994 and White Plains, June
1995) and had one restaurant reach its first anniversary of operation (Yorktown, April 1994). As is traditional with the opening of new restaurant sites, the start up period of 90 to 120 days reflects cost ratios at higher than normal operating levels. The lack of experience of the new personnel, results in higher food and beverage costs until the staff becomes expert in the use of Company recipes and procedures. Additionally, promotional expenditures typically are higher than normal during the initial period of a restaurant opening. The Company's new restaurants can be expected to incur above normal costs during the first three to four months of operation due to the above mentioned factors. Achieving optimum performance as a mature restaurant takes a minimum of twelve months. Additionally, management believes that individual restaurant site sales should improve prospectively as market acceptance for new restaurants generally range between 18 to 24 months.

RESTAURANT SALES

Gross restaurant sales increased 231% to $5,340,657 for the fiscal year ended June 30, 1995 from $1,613,535 for the six months ended June 30, 1994. The increase in restaurant sales resulted from the increase in the number of restaurants operating during the fiscal 1995 period. At June 30, 1994, the Company operated three restaurants, as compared to the five restaurants operated at June 30, 1995.

FOOD AND BEVERAGE COSTS

Food and beverage costs remained relatively constant as a percentage of gross restaurant sales at 32.2% in fiscal year ended June 30, 1995 as compared to 32.1% for the six months ended June 30, 1994, despite the opening of three facilities in fiscal year 1995 and the typically higher costs associated with new facilities. The cost of food and beverage sales increased to $1,719,457 for the fiscal year ended June 30, 1995, as compared with $517,613 for the six months ended June 30, 1994. The stability of the food and beverage cost rates was attributable to enhanced controls, revised recipes, improved inventory utilization, increased purchasing efficiencies and improved training methods, despite increases in the cost of beef, fish and produce in fiscal 1995.

RESTAURANT SALARIES AND FRINGE BENEFITS

Restaurant salaries and fringe benefits, which consist of direct salaries of restaurant managers, hourly employee wages and related fringe benefits, increased to $1,804,129 for the fiscal year ended June 30, 1995 as compared to $541,803 for the six months ended June 30, 1994. This increase is attributable to the opening of additional restaurants during fiscal 1995. As a percentage of restaurant sales, these costs increased to 33.8% in fiscal 1995 from 33.6% in fiscal 1994, principally due to additional restaurant management and operating personnel in newly opened restaurants. The Company believes that the management component of restaurant salaries should moderate in the future, as existing restaurant supervisory personnel can manage the anticipated growth in restaurants in fiscal 1996.

Occupancy and Related Expenses

Occupancy and other related expenses, which include linen, repairs, maintenance, utilities, rent, insurance and other occupancy related expenses, increased to $1,306,469 for the fiscal year ended June 30, 1995 from $357,717 for the six months ended June 30, 1994. As a percentage of gross restaurant sales, these costs increased to 24.5% in fiscal 1995 from 22.2% in fiscal 1994. The increase can be attributed primarily to rents paid for additional restaurants opened during 1995 and those operating the full fiscal year. Company management estimates that its occupancy cost ratios should moderate in future periods, as a result of continued modification of the Rattlesnake Southwestern Grill restaurant concept and improved site selection.

DEPRECIATION AND AMORTIZATION EXPENSE

Depreciation and amortization expenses, including the amortization of pre-opening store expenses, decreased as a percentage of gross restaurant sales to 7.3% for the fiscal

                                   10 - 11

THE RATTLESNAKE HOLDING COMPANY, INC. AND SUBSIDIARIES



LIQUIDITY

Prior to the completion on June 29, 1995 of an initial public offering of 1,495,000 shares of common stock, the Company had financed the opening of additional restaurants and its initial operating losses principally through the private placement of a $1,800,000 unit offering, consisting of 9% subordinated notes and 105,768 shares of common stock. The subordinated notes matured one year from the date of issuance, subject to a 180 day extension period exercisable at the option of the Company. The subordinated notes bore interest at 9%, commencing on the date of issue, increasing to 11% for the 180 day extension period, with all interest and principal payable at the maturity of the subordinated notes. The notes originally matured at various dates from November 1994 through September 1995. The Company subsequently exercised its option to extend the maturity dates.

During December 1994 and January 1995, the Company received $500,000 in proceeds from a new unit offering, each unit consisting of a $20,000 principal amount six-month 12% convertible subordinated note and 3,650 common stock purchase warrants exercisable at $11.80 per share until March 1997 (the "Units"). The due date of these notes was extended for six months in consideration of a reduction of the conversion price and warrant exercise price to $4.00 and $4.50, respectively, and an increase in the number of warrants per Unit to 7,300.

On April 5, 1995, the Company entered into an agreement to continue its participation in a discounted meal program in exchange for $100,000 in temporary financing.

During May and June 1995, the Company sold to four investors an aggregate $510,000 principal amount of 12% convertible promissory notes, which were automatically converted into shares of common stock at the rate of $4.00 per share on June 29, 1995.

Additional financing sources included financing provided by the sellers of restaurant locations and temporary short-term financing, which was principally provided by related parties.

On June 29, 1995, the Company completed an initial public offering of 1,300,000 shares of its common stock and 195,000 additional shares pursuant to the exercise of the over-allotment option by the Underwriter at $5.50 per share. The net proceeds of the offering, after deducting underwriters' commissions and fees of $986,700 and offering costs of $657,466, was $6,578,334. The proceeds of the offering were received on July 7, 1995.

In July 1995, the Company redeemed $225,000 of the notes and restructured the remaining principal amount outstanding of $1,575,000. This redemption was partially funded by a $50,000 note payable issued in June 1995 by the Company, with interest at 9%, and repaid in July 1995, together with 10,000 shares of common stock. Each $25,000 principal amount of Notes was exchanged as follows:
(i) $8,334 paid in August and September 1995 (the "First Payment") (aggregating $516,667); and (ii) a 9% $8,333 Series A Note (the Series A Notes) due 13 months after the first payment and a 9% $8,333 Series B Note (the Series B Notes) due five years after the first payment were issued to each Noteholder with the First Payment. Each Series B Note is convertible into common stock thirteen months after issuance at a conversion price equal to $3.85 per share, with piggy-back registration rights for the shares underlying the Series B Notes. Each Series B
Note is redeemable with 30 days prior written notice at any time after the closing bid price of the common stock is 150% of the conversion price for the ten consecutive trading days ending within 15 days of the date of notice of redemption.

In July 1994, a $50,000 note payable to a related party was exchanged, together with accrued interest for a $52,500 note payable bearing interest at 9%, and was satisfied in August 1995.

The Company's cash position increased by $2,914 during the year ended June 30, 1995, principally as a result of cash used in operating activities of $85,876 and cash used in investing activities of $464,690, offset by cash generated from financing activities of $555,480.

Net cash used in operating activities consisting primarily of the $2,758,371 net loss for the year, offset by depreciation and amortization of $1,420,314 and increases in accounts payable and accrued expenses.

The Company utilized $464,690 for investing activities, principally for capital expenditures and lease acquisition costs.

The Company generated $555,480 in cash from financing activities during the year ended June 30, 1995, principally consisting of additional debt financings.

In January 1995, the Company entered into an agreement to purchase the lease of a new facility located in Danbury, Connecticut for $35,000 which was paid upon consummation of the lease purchase agreement. The Company incurred additional costs associated with this location approximating $500,000 which were paid primarily from the proceeds of the IPO.

In April 1995, the Company purchased certain leasehold assets of a new facility located in White Plains, New York for $500,000, of which $30,000 was paid on signing of the contract, $50,000 was paid on closing and $120,000 was paid from the proceeds of the IPO. The Company has also entered into a 15 year lease with an initial monthly rent of $7,500 plus insurance, taxes and maintenance.

In September 1995, the Company entered into an asset purchase agreement under which it will acquire furniture, fixtures and other assets of a restaurant located in Flemington, New Jersey for $365,000, consisting of $265,000 in cash and a $100,000 five year note, bearing interest at prime plus 1%. The Company also entered into a related seven year lease agreement for this property, with minimal annual rentals of $80,400, with contingent rental provisions based upon a percentage of gross sales.

THE RATTLESNAKE HOLDING COMPANY, INC. AND SUBSIDIARIES


At June 30, 1995, the Company has available a net operating loss carryforward
(NOL) for Federal and State income tax purposes of approximately $4,200,000, which are available to offset future taxable income, if any, before 2010. In accordance with Section 382 of the Internal Revenue Code of 1986, as amended, a change in more than 50% in the beneficial ownership of the Company within a three-year period (an "Ownership Change"), will place an annual limit on the Company's ability to utilize its existing NOL carryforwards to offset taxable income in current and future periods. The Company believes that an ownership change has occurred and will cause the annual limitations to apply. The Company has not determined what the maximum annual amount of taxable income is that can be reduced by the NOL carryforwards.

The Company initially utilized the proceeds from its June 1995 initial public offering of common stock to pay approximately $750,000 of the restricted 9% subordinated notes, $200,000 relating to the acquisition of the White Plains, New York facility, $265,000 relating to the acquisition of the Flemington, New Jersey facility and to satisfy short-term indebtedness, principally payable to related parties.

The Company estimates that it will expend approximately $2,000,000 in the development of six additional Rattlesnake Southwestern Grill restaurants in fiscal 1996. Additionally, the Company anticipates significantly increased expenditures in marketing, advertising and promotional programs. Future debt service requirements include the potential payment of $500,000 if the 12% promissory notes are not converted into common stock by December 1995 and approximately $600,000 of the 9% subordinated notes in 1996. The Company may consider entering into joint ventures for restaurants, whereby the Rattlesnake Southwestern Grill concept will be implemented in locations where the joint venture would provide a portion of the financing for the new facility. The Company also has an option to purchase the building housing the Fairfield facility for $425,000, of which $125,000 must be paid upon the exercise of the option, and has an option to purchase the building at the Danbury facility for $1,365,000.

The Company is currently negotiating with several financial institutions to establish a credit line facility. The Company believes that the combination of the proceeds of the Public Offering and improved operating results will provide sufficient liquidity to fund current operations and debt service requirements, as well as implementing the Company's expansion plan in fiscal 1996.

SEASONALITY AND EXTERNAL INFLUENCES ON QUARTERLY RESULTS

The Company's sales and earnings fluctuate seasonally. Historically, the Company's highest sales levels are in the quarters ending June 30 and September
30. In addition, quarterly results have been and, in the future are likely to be, substantially affected by the timing of new restaurant openings. Because of the seasonality of the Company's business and the impact of new restaurant openings, results for any quarter are not necessarily indicative of the results that may be achieved for a full fiscal year and cannot be used to indicate financial performance for the entire year.

EFFECTS OF INFLATION AND CHANGING PRICES

The impact of general inflation in the Company's operations has not been significant to date and the Company believes inflation will continue to have an insignificant impact on the Company.


                                   12 - 13

THE RATTLESNAKE HOLDING COMPANY, INC. AND SUBSIDIARIES



Consolidated Balance Sheets

                                                                  June 30,
                                                                  --------
                                                             1995          1994
                                                             ----          ----
Assets

Current assets:

  Cash                                                    $ 28,316        $ 25,402
  Accounts receivable                                       27,138          16,426
  IPO receivable                                         7,260,800            --
  Inventory                                                 91,334          73,437
  Pre-opening costs                                         18,081          37,515
  Debt issuance costs                                       72,114         802,230
  Prepaid expenses and other current assets                  9,555          16,891
                                                      ------------      ----------
        Total current assets                             7,507,338         971,951
Property and equipment, net                              1,082,873         969,583
Intangible assets, net                                   1,499,478       1,079,510
Other assets                                               203,538          62,932
                                                      ------------      ----------
                                                      $ 10,293,227    $  3,083,976
                                                      ------------      ----------

Liabilities and Stockholders' Equity

Current liabilities:

  Current maturities of notes payable                    1,530,572       1,661,958
  Accounts payable                                         754,186         253,406
  Accrued expenses                                         805,422         127,988
  Other current liabilities                                350,542         147,999
                                                      ------------      ----------
        Total current liabilities                        3,440,722       2,191,351
Notes payable, net of current maturities                 1,768,301         465,107
                                                      ------------      ----------
        Total liabilities                                5,209,023       2,656,458
                                                      ------------      ----------

Stockholders' equity:

  Preferred stock, $.10 par value, 5,000,000
    shares authorized, none issued and outstanding            --              --
  Common stock, $.001 par value-
    20,000,000 shares authorized, 2,558,565
    and 905,493 issued and outstanding,
    in 1995 and 1994, respectively                           2,559             905
  Additional paid-in capital                             9,279,649       1,866,246
  Accumulated deficit                                   (4,198,004)     (1,439,633)
                                                      ------------      ----------
                                                         5,084,204         427,518
                                                      ------------      ----------
Commitments and contingencies

                                                      $ 10,293,227    $  3,083,976
                                                      ------------      ----------

See accompanying notes to consolidated financial statements.

Consolidated Statements of Operations

                                                             Six months
                                              Year ended      ending        Year ended
                                                June 30,      June 30,     December 31,
                                                 1995          1994           1993
                                            -----------    -----------    -----------
Restaurant sales                            $ 5,340,657    $ 1,613,535    $ 1,337,042
Costs and expenses:
  Cost of food and beverage sales             1,719,457        517,613        489,051
  Restaurant salaries and fringe benefits     1,804,129        541,803        383,455
  Occupancy and related expenses              1,306,469        357,717        174,654
  Depreciation and amortization expense         391,286        143,155         73,528
                                            -----------    -----------    -----------
     Total restaurant costs and expenses      5,221,341      1,560,288      1,120,688
Selling, general and administrative           1,583,458        389,601        434,310
Amortization of debt issuance costs           1,027,751        499,813         90,655
Interest expense                                264,279         70,077         41,341
Miscellaneous expenses                            2,199            250          9,766
                                            -----------    -----------    -----------
      Total expenses                          8,099,028      2,520,029      1,696,760
                                            -----------    -----------    -----------
      Net loss                              $(2,758,371)   $  (906,494)   $  (359,718)
                                            -----------    -----------    -----------
Net loss per share                          $     (2.46)   $     (0.84)   $     (0.21)
                                            -----------    -----------    -----------

Weighted average number of common and
  common equivalent shares outstanding        1,122,678      1,074,513      1,704,513
                                            -----------    -----------    -----------


See accompanying notes to consolidated financial statements.


                                   14 - 15

THE RATTLESNAKE HOLDING COMPANY, INC. AND SUBSIDIARIES


Consolidated Statements of Cash Flows

                                                                                Six months
                                                                Year ended        ending          Year ended
                                                                 June 30,         June 30,       December 31,
                                                                   1995            1994             1993
                                                              ------------      ----------       ----------
Cash flows from operating activities:

  Net loss                                                    $(2,758,371)       $(906,494)       $(359,718)
  Adjustments to reconcile net loss to net cash
    provided by operating activities:
    Depreciation and amortization                               1,420,314          638,306          164,183
    Stock issued for services provided                                 --              --            20,000
    Issuance of stock in connection with debt
      restructuring                                                55,000              --               --
    Changes in assets and liabilities, net of
      acquisition:
      Increase in accounts receivable                             (10,712)         (11,637)          (1,461)
      Increase in inventory                                       (17,897)         (41,016)         (14,394)
      (Increase) decrease in prepaids and other assets            (31,445)          (7,099)           5,093
      Increase in pre-opening cost                                (21,697)         (12,379)         (72,971)
      Increase in accounts payable and accrued expenses         1,178,214          231,580           20,549
      Increase in other current liabilities                       100,718           63,561            9,818
                                                              ------------      ----------       ----------
        Net cash used in operating activities                     (85,876)         (45,178)        (228,901)
                                                              ------------      ----------       ----------
Cash flows from investing activities:
  Capital expenditures                                           (314,242)        (446,623)        (340,094)
  Payments for acquisitions of leaseholds and
    lease costs                                                  (150,448)        (105,000)        (100,000)
  Payments for acquisition, net of cash acquired                      --           (94,038)             --
                                                              ------------      ----------       ----------
        Net cash used in investing activities                    (464,690)        (645,661)        (440,094)
                                                              ------------      ----------       ----------
Cash flows from financing activities:
  Net proceeds from issuance of stock                                 --            25,000           75,000
  Payments for purchases of treasury stock                            --               --           (30,000)
  Proceeds from issuance of convertible notes                     510,000              --               --
  Net proceeds from private placement                             383,263          532,686          709,026
  Proceeds from borrowings                                        484,250          255,000          247,330
  Principal repayment of borrowings                              (141,567)        (208,083)        (233,044)
  IPO costs                                                      (682,466)             --               --
                                                              ------------      ----------       ----------
        Net cash provided by financing activities                 553,480          604,603          768,312
                                                              ------------      ----------       ----------
Net increase (decrease) in cash                                     2,914          (86,236)          99,317
Cash, beginning of period                                          25,402          111,638           12,321
                                                              ------------      ----------       ----------
Cash, end of period                                              $ 28,316        $  25,402        $ 111,638
                                                              ------------      ----------       ----------

Cash paid during the period for:

  Interest                                                       $ 57,686        $  10,086        $  32,352
                                                              ------------      ----------       ----------
  Income taxes                                                   $  2,199        $     750        $     250
                                                              ------------      ----------       ----------



See accompanying notes to consolidated financial statements.

Consolidated Statements of Stockholders' Equity

Year ended June 30, 1995, six months ended June 30, 1994 and year ended December 31, 1993

                                                                        Addi-                                       Total
                                                                        tional                       Accum-         stock-
                                              Common        Common      paid-in      Treasury        ulated         holders
                                              shares        stock       capital        stock         Deficit        equity
                                            ---------      --------   -----------     -------      ------------   -----------
Balance, December 31, 1992                    721,702      $    722   $    69,278      $   --        $(173,421)     $(103,421)
Purchase of treasury stock                       --            --            --         (25,000)          --          (25,000)
Proceeds received from issuance of
  common stock and sale of
  treasury stock                                 --            --          40,625         9,375           --           50,000
Issuance of treasury stock for services          --            --          16,875         3,125           --           20,000
Issuance of stock in connection
  with acquisition of leaseholds                 --            --         311,700        12,500           --          324,200
Proceeds received from issuance
  of common stock                               4,452             4        24,996          --             --           25,000
Net proceeds received from issuance
  of common stock in connection
  with private placement                      130,120           130       638,669          --             --          638,799
Net loss                                         --            --            --            --         (359,718)      (359,718)
                                            ---------      --------   -----------     -------      ------------   -----------
Balance, December 31, 1993                    856,274           856     1,102,143          --         (533,139)       569,860
Issuance of stock in connection
  with acquisition of leaseholds               12,466            12       150,488          --             --          150,500
Proceeds received from issuance
  of common stock                               2,226             2        24,998          --             --           25,000
Net proceeds received from
  issuance of common stock in
  connection with private placement            34,527            35       588,617          --             --          588,652
Net loss                                         --            --            --            --         (906,494)      (906,494)
                                            ---------      --------   -----------     -------      ------------   -----------
Balance, June 30, 1994                        905,493           905     1,866,246          --       (1,439,633)       427,518
Issuance of stock in connection
  with refinancing of debt                     10,000            10        54,990          --             --           55,000
Net proceeds received from Initial
  Public Offering                           1,495,000         1,495     6,576,839          --             --        6,578,334
Net proceeds received from
  issuance of common stock in
  connection with private placement            20,570            21       253,452          --             --          253,473
Conversion of debt to equity                  127,500           128       509,872          --             --          510,000
Issuance of warrants in connection
  with private placement of debt                 --            --          18,250          --             --           18,250
Net loss                                         --            --            --            --       (2,758,371)    (2,758,371)
                                            ---------      --------   -----------     -------      ------------   -----------
Balance, June 30, 1995                      2,558,563      $  2,559   $ 9,279,649   $      --      $(4,198,004)   $ 5,084,204
                                            ---------      --------   -----------     -------      ------------   -----------

See accompanying notes to consolidated financial statements.

                                    16 - 17

Notes to Consolidated Financial Statements

June 30, 1995, June 30, 1994 and December 31, 1993

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

(a) Description of Business

The Rattlesnake Holding Company, Inc. and subsidiaries (the Company), currently operates six restaurants in White Plains and Yorktown Heights, New York and Hamden, Fairfield, South Norwalk, and Danbury, Connecticut and plans to open two additional restaurants in 1995. Company restaurants feature casual dining utilizing a southwestern theme.

(b) Organization

On August 31, 1993, the Company entered into a merger agreement with Rattlesnake Ventures. Inc. (Ventures), in which the shareholders of Ventures exchanged each share of Ventures common stock for 40,525 shares of $0.01 par value common stock of the Company. Ventures was established on March 15, 1992 for purposes of operating a Rattlesnake restaurant in South Norwalk, Connecticut. The transaction has been accounted for in a manner similar to a pooling of interests and the accompanying consolidated financial statements are presented as if the merger was effective March 15, 1992.

In December 1994, an amendment to the Company's Certificate of Incorporation was approved and adopted to (i) effect a 1:2.8077 reverse split of the Company's common stock (ii) change the par value of the Company's common stock from $.01 to $.001 per share (iii) increase the authorized capital stock of the Company to 20,000,000 shares of $.001 par value common stock and 5,000,000 shares of $0.10 par value preferred stock, and (iv) change the Company's fiscal year end from December 31st to June 30th. In March 1995, an additional reverse common stock split of 1:2 was approved by the Company's Board of Directors. All references in the accompanying consolidated financial statements and notes thereto relating to share and per share data have been adjusted retroactively to reflect the stock splits.

On June 29, 1995, the Company completed an initial public offering (IPO) of 1,300,000 shares of its common stock and 195,000 additional shares pursuant to the exercise of the over-allotment option by the underwriter at $5.50 per share, The net proceeds of the offering, after deducting underwriters' commissions and fees of $986,700 and offering costs of $657,466, was $6,578,334. The proceeds from this offering will be used for working capital, marketing, and advertising, the implementation of the Company's expansion strategy and to repay subordinated debt (note 8). The underwriter received warrants to purchase 130,000 shares of common stock at a price of 120% of the offering price for a term of four years commencing from the date of the offering. Upon the closing of the offering, the Company executed a three year consulting agreement, under which the underwriter will receive $30,000 annually for providing financial advisory and other consulting services.

(c) Financing Arrangements

The Company had previously financed its operations primarily through the private placement of a $1,800,000 unit offering, consisting of 9% subordinated notes and 105,768 shares of common stock, a $500,000 unit offering consisting of 12% convertible subordinated notes and 182,500 common stock purchase warrants and $510,000 of 12% subordinated notes, which were required to be converted into 127,500 shares of common stock upon the consummation of the IPO. Effective June 29, 1995 the Company completed an initial public offering, the conversion of the $510,000 subordinated notes and subsequently completed a restructuring of the $1,800,000 subordinated notes (Note 8).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation

The consolidated financial statements included the accounts of the Company and its wholly-owned subsidiaries. The consolidated financial statements have been presented on a historical cost basis for the consolidated statements of operations. All significant inter-company balances and transactions have been eliminated in consolidation.

(b) IPO Receivable

On June 29, 1995, the Company completed an initial public offering of 1,495,000 shares of common stock. The proceeds of the offering, net of underwriters commissions and fees, was $7,260,800 and is recorded as IPO receivable at June 30, 1995. These proceeds were subsequently received on July 7, 1995.

(c) Accounts Receivable

Accounts receivable consist principally of bank credit card accounts receivable.

(d) Inventories

Inventories consist primarily of restaurant food items and supplies and are stated at the lower of cost or market value. Cost is determined using the first-in, first-out method.

(e) Pre-Opening Costs

Certain costs relating to hiring and training costs of opening new restaurants are capitalized and amortized over a twelve month period commencing upon restaurant opening. At June 30, 1995 and June 30, 1994, such costs amounted to $18,081 and $37,515, respectively.

(f) Debt Issuance Costs

Debt issuance costs are principally associated with the subordinated notes component of the Company's $1,800,000 unit offering, are capitalized and amortized ratably over the initial one year term of the debt. Accumulated amortization at June 30, 1995 and June 30, 1994 was $1,609,083 and $590,468, respectively. Amortization expense was $1,018,625, $499,813 and $90,655 for the year ended June 30, 1995, the six month period ended June 30, 1994 and the year ended December 31, 1993, respectively.

(g) Property and Equipment

Property and equipment is stated at cost. Depreciation is calculated primarily on the straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the estimated useful life or the lease term of the related asset. The estimated useful lives are as follows:

Restaurant equipment                        5-7 years

Furniture and fixtures                      5-7 years

Leasehold improvements                      5-15 years

(h) Intangible Assets

Intangible assets consist principally of costs to acquire leased facilities. These leasehold costs are amortized over the life of the related lease, generally 5 to 15 years. Accumulated amortization at June 30, 1995 and June 30, 1994 was $194,939 and $44,459, respectively. Amortization expense was $150,480, $33,336 and $7,025 for the year ended June 30, 1995, the six months ended June 30, 1994 and the year ended December 31, 1993, respectively.

(i) Other Assets

The Company utilizes an outside service to provide financing and promotional activities. The costs relating to these activities are capitalized and are being amortized over the repayment period.

(j) Reclassification

Certain reclassifications of prior period balances have been made to conform with the fiscal 1995 presentation.

3. Restaurant Acquisition

In November 1993, the Company entered into an agreement to acquire 100% of the outstanding common stock of Pen-Z Corp. (Pen-Z). This transaction was completed in February 1994. Pen-Z operated a leased restaurant facility in Yorktown Heights, New York. Terms of the acquisition included $100,000 in cash, a $300,000 note payable and 36,084 shares of common stock. Based upon the results of an independent appraisal, the stock was valued at $324,200 at the time of issuance. The acquisition has been accounted for as a purchase transaction.

Pursuant to the terms of this transaction, the Company entered into a lease agreement with a trust of the former 100% shareholder of Pen-Z to lease the facility for a ten year period, with a five year renewal option and acquired certain restaurant equipment from the trust for a $100,000 note payable.

4. Property and Equipment

Property and equipment consists of the following:

                                                         June 30,
                                                         --------
                                               1995                       1994
                                            ----------                 ---------
         Restaurant equipment               $  458,006                 $ 369,866
         Furniture and fixtures                262,105                   171,817
         Leasehold improvements                700,462                   564,648
                                            ----------                 ---------
                                             1,420,573                 1,106,331
         Less accumulated depreciation
           and amortization                   (337,700)                 (136,748)
                                            ----------                 ---------
                                            $1,082,873                 $ 969,583
                                            ----------                 ---------

Related depreciation and amortization expenses were $200,592, $71,688 and $56,234 for the year ended June 30, 1995, the six months ended June 30, 1994 and the year ended December 31, 1993.

5.       Other Assets

Other assets consist of the following:

                                                         June 30,
                                                1995                      1994
                                            ----------                 ---------
         Deposits                           $   38,781                 $      --
         Promotional meal programs             164,757                    62,932
                                            ----------                 ---------
                                            $  203,538                 $  62,932
                                            ----------                 ---------


6. Capital Structure

As more fully described in note 1(b), the Company entered into a merger agreement on August 31, 1993 and amended its Certificate of Incorporation in December 1994 to increase the authorized capital stock and effect a 1:2.8077 reverse stock split. In March 1995, an additional 1:2 reverse common stock split was approved by the Company's Board of Directors.

To date, the Board of Directors has not declared any dividends on common stock. The Board of Directors has the authority to establish the specific provisions of the preferred stock, i.e., liquidation rights, dividend parameters, at the date of issuance.

THE  RATTLESNAKE  HOLDING  COMPANY,  INC.  AND  SUBSIDIARIES

7. Notes Payable

Notes payable consists of the following:

                                                                                                                   June 30,
                                                                                                              1995          1994
                                                                                                          ----------     ---------
Subordinated notes payable due at various dates in fiscal 1995 and 1996, with interest
 at 9% (11% for the extension period) (including $175,000 held by a related party)                        $1,800,000    $1,400,000
Notes payable to a related party, due on demand with interest at 15%                                               -        50,000
Note payable to related party, with interest of 9%, paid on August 17, 1995                                   52,500             -
Note payable to related party, with interest of 12%, paid on December 21, 1994                                     -        20,000
Note payable to related party, with interest of 12% paid on January 12, 1995                                       -        10,000
Subordinated 12% convertible notes payable, net of $9.125 unamortized discount,
 due on December 10, 1995                                                                                    490,875             -
Note payable to shareholder relating to the acquisition of Pen-Z Corp., payable in monthly payments of $2,700 and $2,998 at June 30, 1995 and 1994 with interest at 1% over prime (9.50% and 8.75% at June 30, 1995 and June 30, 1994
  respectively) through May 2009                                                                             294,186       299,189
Note payable relating to acquisition of leasehold, due in monthly installments of
  $1,500 through January 1996 with interest at 5%                                                             11,223        29,549
Note payable for the purchase of furniture and equipment, due in monthly installments
 of $1,292 including interest at 21.6% through March 1996                                                     10,701        21,112
Note payable relating to acquisition of leasehold, due in monthly installments of $1,436,
  including principal and interest at 8.5%, paid on July 18, 1995                                             38,660        51,155
Note payable to a related party, due in monthly installments of $2,076, including
  principal and interest at 9%, paid on July 21, 1995                                                         43,522        58,686
Note payable to a related party, due in monthly installments of $1,270, including
  principal and interest at 18% through February 1998                                                         32,081        40,681
Notes payable to a related party, due in monthly installments of $1,050, including
  principal and interest at 12%, paid on August 1, 1995                                                        7,063        16,963
Note payable to a stockholder relating to purchase of furniture and equipment, due in monthly installments of $900 and $999 at June 30, 1995 and 1994, respectively,
  including principal and interest at prime plus 1% through 2009                                              98,063        99,730
Note payable relating to acquisition of leasehold, non-interest bearing, paid in August 1994                       -        30,000
Note payable relating to acquisition of lease with interest of 8% due on June 30, 1995
  and paid on July 14, 1995                                                                                  120,000             -
Note payable relating to acquisition of lease, due on monthly installments of $2,867,
  including principal and interest at 8% through July 2010.                                                 $300,000             -
                                                                                                          ----------     ---------
                                                                                                           3,298,875     2,127,065
    Less current maturities                                                                                1,530,572     1,661,953
                                                                                                          ----------     ---------
                                                                                                          $1,768,301     $ 465,107
                                                                                                         ===========     =========

Notes payable to shareholders and other related parties (Company officers and directors) were $1,002,414 and $770,249 at June 30, 1995 and 1994, respectively.

In July 1994, a $50,000 note payable to a related party was exchanged, together with accrued interest for a $52,500 note payable bearing interest at 9%, and was satisfied in August 1995.

As indicated in note 8, the Company restructured the terms of the $1,800,000 subordinated notes payable in July 1995. At June 30, 1995, the classification of long-term debt reflects the restructured payment terms of the aforementioned debt,

Maturities of these notes is as follows:

June 30:

  1996                                              $1,530,572
  1997                                                 577,279
  1998                                                  29,617
  1999                                                  22,016
  2000                                                  23,975
Thereafter                                           1,115,414
                                                    ----------
                                                    $3,298,873
                                                    ----------


8. Financing Arrangements

Commencing in November 1993, the Company sold through a private placement a $1,800,000 unit offering, with each $25,000 unit consisting of 1,469 shares of common stock and a $25,000 subordinated note. The subordinated notes mature in one year from the date of issuance, subject to a 180 day extension period, exercisable at the option of the Company. The subordinated notes bear interest at 9%, commencing on the date of issue, increasing to 11% for the 180 day extension period, with all interest payable at the maturity of the subordinated notes. The underwriter of the private placement's compensation arrangement included the receipt of 82,367 shares of common stock and a 9.33% commission. The value of the common stock issued to the underwriter was determined by an independent appraisal, based upon the value of the stock at the various dates in which the units were sold, ranging between $7.40 and $12.46 per share. Debt issuance costs were calculated based upon the relative proportional value of the common stock and subordinated notes payable. At June 30, 1995 and June 30, 1994, the Company had outstanding $1,800,000 and $1,400,000, respectively, of the unit offering

In July 1995, the Company redeemed $225,000 of the notes and restructured the remaining principle amount outstanding of $1,575,000. This redemption was partially funded by a $50,000 note payable issued in June 1995 by the Company, with interest at 9%, and repaid in July 1995, together with 10,000 shares of common stock, valued at the IPO price of $5.50 per share. The value of the common stock was recorded as interest expense by the Company. Each $25,000 principal amount of Notes was exchanged as follows: (i) $8,334 paid in August and September 1995 (the "First Payment"); and (ii) a 9% $8,333 Series A Note (the Series A Notes) due 13 months after the first payment, and a 9% $8,333 Series B Note (the Series B Notes) due five years after the first payment were issued to each Noteholder with the First Payment. Each Series B Note is convertible into common stock thirteen months after issuance at a conversion price equal to 70% of the initial public offering price of the common stock sold, with piggy-back registration rights for the shares underlying the Series B Notes. Each Series B Note is redeemable with 30 days prior written notice at any time after the closing bid price of the common stock is 150% of the conversion price for the ten consecutive trading days ending within 15 days of the date of notice of redemption.

During December 1994 and January 1995, the Company received $500,000 in proceeds from a new unit offering, each unit consisting of a $20,000 principal amount six-month 12% convertible subordinated note and 3,650 common stock purchase warrants exercisable at $11.80 per share until March 1997 (the "Units"). The due date of these notes was extended to December 10, 1995 in consideration of a reduction of the conversion price and warrant exercise price to $4.00 and $4.50, respectively and an increase in the number of warrants per Unit to 7,300. The value of the warrants, $0.10 per share was determined by an independent appraisal and has been recorded as a debt discount and additional paid in capital.

During May and June 1995, the Company sold $510,000 12% subordinated debt, automatically convertible into shares of Common Stock at the rate of $4.00 per share upon the effective date of the initial public offering.

9. Accrued Expenses and Other Liabilities

(a) Accrued Expenses

Accrued expenses consist of the following:

                                                June 30,
                                                --------
                                           1995          1994
                                           ----          ----

Other                                  $227,370      $ 26,785
Interest payable                        207,787        59,991
Professional fees                       191,421             -
Accrued payroll                         178,844        41,212
                                       --------      --------
                                       $805,422      $127,988
                                       --------      --------

(b) Other Liabilities

The Company has entered into a marketing agreement whereby it receives temporary financing in exchange for participating in a discounted price meal program. At June 30, 1995 and June 30, 1994, the balances outstanding under this program were $350,542 and $147,999, which are guaranteed by certain officers and directors of the Company, and are included in other liabilities in the accompanying consolidated balance sheets.

10. Income Taxes

In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No.109, "Accounting for Income Taxes". SFAS 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company adopted the provisions of SFAS 109 in 1992.

There was no income tax expense for any period presented due to losses incurred by the Company.

                                   20 - 21

THE RATTLESNAKE HOLDING COMPANY, INC. AND SUBSIDIARIES

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 1995 and 1994 are presented below:

                                                                June 30,
                                                                --------
                                                            1995          1994
                                                            ----          ----

Deferred tax assets:
 Net operating loss carry forward                     $1,103,000      $589,000
                                                      ----------      --------
   Total gross deferred tax assets                     1,103,000       589,000
Less valuation allowance                               1,013,000       578,000
                                                      ----------      --------
   Net deferred tax assets                                90,000        11,000
                                                      ----------      --------
Deferred tax liabilities:

 Depreciation and amortization                            90,000        11,000
                                                      ----------      --------
         Net deferred tax liability                       90,000        11,000
                                                      ----------      --------
                                                      $       --      $     --
                                                      ----------      --------


The valuation allowance for deferred tax assets as of June 30, 1995 and June 30, 1994 was $1,013,108 and $578,000, respectively. The change in the total valuation allowance for the year ended June 30, 1995, the six months ended June 30, 1994 and the year ended December 31, 1993 was $435,000, $359,000 and
$219,000, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the net operating losses and temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. In order to fully realize the deferred tax asset, the Company will need to generate future taxable income of approximately $2,758,000. At June 30, 1995 and June 30, 1994, the Company has net operating loss carry forwards for Federal and State income tax purposes of approximately $4,200,000 and $1,400,000, respectively (the NOL carry forwards), which are available to offset future taxable income, if any, through 2010. Losses for income tax purposes for the year ended June 30, 1995, six month period ended June 30, 1994 and the year ended December 31, 1993 were approximately $2,758,000, $906,000, and $360,000 respectively. Based upon the limited operating history of the Company and losses incurred to date, management believes that the value of the deferred tax asset is impaired and has fully reserved the deferred tax asset.

In accordance with Section 382 of the Internal Revenue Code of 1986, as amended, as it applies to the NOL carry forwards, a change in more than 50% in the beneficial ownership of the Company within a three-year period (an "Ownership Change") will place an annual limitation on the Company's ability to utilize its existing NOL carry forwards to offset United States Federal taxable income in future years. Generally, such limitation would be equal to the value of the Company as of the date of the Ownership Change multiplied by the Federal long-term tax exempt Interest rate, as published by the Internal Revenue Service. The Company believes that an Ownership Change has occurred due to changes in the beneficial ownership of the Company's Common Stock in the current three-year testing period immediately prior to the initial public offering and would cause the annual limitations as described above to apply. The Company has not determined what the maximum annual amount of taxable income is that can be reduced by the NOL carry forwards.

11. commitments and Contingent Liabilities

Commitments

         The Company's operations are principally conducted in leased premises. Remaining lease terms range from 2 to 10 years. Certain leases contain contingent rental provisions based upon a percentage of gross sales. As of June 30, 1995, the Company has non-cancelable operating lease commitments as follows:

1996                                                       $  579,395
1997                                                          511,571
1998                                                          498,822
1999                                                          438,735
2000                                                          424,525
Thereafter                                                  1,911,210
                                                           ----------
                                                           $4,364,716
                                                           ----------

Certain shareholders and directors have personally guaranteed lease payments for two locations,

Contingent rental payments on building leases are typically made based on the percentage of gross sales on the individual restaurants that exceed predetermined levels. The percentage of gross sales to be paid and related gross sales level vary by unit. There were no contingent rental payments in any of the periods presented.

Rent expense was $329,000, $109,000 and $58,000 for the periods ended June 30, 1995, June 30, 1994 and December 31, 1993, respectively.

Pursuant to a restaurant lease agreement, the Company has an option to purchase the facility for $445,000 if executed prior to May 31, 1995 or $425,000 thereafter. Pursuant to the provisions of the purchase option, the Company would remit a $145,000 down payment and the remainder would be financed by the seller through a five year $300,000 note, bearing interest at a rate not to exceed 8.5%.

Pursuant to a leasehold acquisition agreement, the Company paid $65,000 and issued a warrant to purchase 15,000 shares of the Company's common stock at an exercise price of $5.00 per share, exercisable until October 31, 1997.

Pursuant to a restaurant lease agreement, the Company has the option to purchase a facility during the period January 1995 through January 2000 for a purchase price ranging between $1,365,000 to $1,580,000.

In August 2, 1995, the Company executed an agreement with a public relations firm providing for annual compensation of $24,000 and an option to purchase 20,000 shares of the Company's common stock at a price of $5.50 per share, exercisable for a six year period.

The Company entered into an agreement with a financial advisory firm for a thirty six month period beginning in September 1995. The firm received $50,000 and warrants to purchase 50,000 shares of the Company's common stock, exercisable within five years at a price of $7.00 per share.

12.Employee Benefit Plans

(a) Stock Option Plan

In December 1994, the Company adopted the 1994 Employees Stock Option Plan (the Employees Plan), which provides for the issuance of incentive stock options (ISO's) and non-qualified options (Non-ISO's) to officers and key employees. Up to 1,000,000 shares of the Company's common stock have been reserved for issuance under the Plan. The Plan is currently administered by the Board of Directors of the Company. The term of the options is generally for a period of 5 years. The exercise price for non-qualified options outstanding under the Employees Plan can be no less than 100% of the fair market value, as defined, of the Company's common stock at the date of the grant. For ISO's, the exercise price can be generally no less than the fair market value of the Company's common stock at the date of the grant, with the exception of any employee who prior to the granting of the option, is a 10% or greater stockholder as defined, for which the exercise price can be no less than 110% of the fair market value of the Company's common stock at tho date of grant.

In December 1994, the Company adopted the non-Executive Director Stock Option Plan (the Director Plan), which provides for the issuance of non-ISO's to non-executive directors, as defined, and members of any advisory board established by the Company who are not full-time employees of the Company. The Company has reserved 500,000 shares for issuance under the provisions of the Director Plan. The Director Plan provides that each non-executive director will automatically be granted an option to purchase 25,000 shares upon joining the Board of Directors and on each September 1st thereafter, provided such person has served as a director for the 12 months immediately prior to such September 1st. Similarly, each eligible director of an advisory board will receive options to purchase 15,000 shares upon joining the advisory board, and on each September 1st thereafter, an option to purchase 7,500 shares of the Company's common stock, providing such person has served as a director of the advisory for the previous 12 month period. The exercise price for options granted under the Director Plan shall be 100% of the fair market value of the Common Stock on the date of grant.

Activity in non-ISO's was as follows:

                                              Number    Option Price
                                             of Shares     per Share
                                             ---------     ---------
Options outstanding June 30, 1994                    -         $  --
Options Granted                                672,000          4.50
Exercised Options                                    -             -
                                             ---------     ---------
Options outstanding June 30, 1995              672,000         $4.50
                                             ---------     ---------

Through June 30, 1995, the Company did not grant any ISO's. Options representing 100,000 shares are exercisable as of the date of grant and 114,400 annually thereafter. The Employees and Director Plans expire in December 2004, unless terminated earlier by the Board of Directors under conditions specified in the respective Plans. No Options have been exercised as of June 30, 1995.

(b) Employment Agreements

The Company and its Chairman, President and Executive Vice President (collectively, the Senior Management Group) entered into employment agreements in December 1994 for a period commencing in December 1994 through December 1997. The agreements provide for annual compensation for the Senior Management Group collectively of $250,000, increasing by 10% annually, plus certain other benefits. The agreements also provide for annual aggregate incentive compensation for the Senior Management Group based on consolidated pre-tax earnings of the Company, as defined, as follows:

Pre-tax earnings                                                 Percentage
----------------                                                 ----------

$0 - $1,000,000                                                       10.0%
$1,000,001 - 2,000,000                                                 7.5%
$2,000,001 and over                                                    5.0%

The agreement also provides that upon a change in control, as defined, that all stock options held by the employee become immediately exercisable and that a credit equivalent to three times the employee's annual compensation be credited against the exercise price of the options.

(c) Other Benefits

The Company provides, on a contributory basis, medical benefits to active employees. The Company does not provide medical benefits to retirees.

13. Litigation

The Company is a defendant in litigation arising from the normal course of its affairs. Management is of the opinion, pursuant to the advice of counsel, that settlement, if any, of the aforementioned litigation will not have a material adverse impact on the financial position or results of operation of the Company.

14. Earnings Per Share

The Company has presented historical earnings per share information assuming the reverse stock split outlined in note 1(b) occurred on March 15, 1992. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin topic 4:D, stock and stock options granted during the 12-month period preceding the date of the Company's initial public offering (IPO) have been included in the calculation of weighted average common shares outstanding for periods prior to the IPO, including years where the impact of such


                                   22 - 23

            THE RATTLESNAKE HOLDING COMPANY, INC. AND SUBSIDIARIES


incremental shares is anti-dilutive. The computation of weighted average common shares outstanding follows:

                                                      June 30,      Dec. 31,
                                                        1994          1993
                                                     ---------     ---------
Weighted average common shares and
  equivalents outstanding, exclusive of
  issuance within 12 months prior to IPO               905,493       856,274
Shares issued within 12 months prior to
  the IPO assumed to be outstanding
  for the entire period                                 30,570        79,789
Incremental shares assumed to be
  outstanding relating to stock options
  granted within 12 months prior to IPO                 67,200        67,200
Incremental shares assumed to be
  outstanding relating to warrants
  granted within 12 months of IPO                       20,750        20,750
Incremental shares assumed to be
  outstanding relating to potentially
  dilutive securities issued within
  12 months of IPO                                      50,500        50,500
                                                     ---------     ---------
Weighted average common shares
  and equivalent outstanding                         1,074,513     1,074,513
                                                     ---------     ---------

For the year ended June 30, 1995, weighted average common shares and equivalents outstanding are 1,122,678. The 12% percent convertible notes do not meet the criteria of a common stock equivalent, as its yield at the time of issuance is greater than the AA corporate bond yield.

15.      Subsequent Events

On September 12, 1995, the Company entered into an asset purchase agreement under which it will acquire furniture, fixtures and other assets of a restaurant located in Flemington, New Jersey for $365,000, consisting of $265,000 in cash and a $100,000 five year note, bearing interest at prime plus 1%. The Company also entered into a related seven year lease agreement for this property, with minimal annual rentals of $80,400, with contingent rental provisions based upon a percentage of gross sales.

Independent Auditors' Report

The Board of Directors and Stockholders
The Rattlesnake Holding Company, Inc.

We have audited the accompanying consolidated balance sheets of The Rattlesnake Holding Company, Inc. and subsidiaries as of June 30, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended June 30, 1995, the six months ended June 30, 1994 and the year ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards, require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Rattlesnake Holding Company, Inc. and subsidiaries as of June 30, 1995 and 1994, and the results of their operations and their cash flows for the year ended June 30, 1995, the six months ended June 30, 1994 and the year ended December 31, 1993 in conformity with generally, accepted accounting principles.

Our report on the 1994 and 1993 financial statements contained an explanatory paragraph indicating that the Company financed its operations principally through the private placement of a $1,800,000 unit offering, consisting of 9% subordinated notes and 105,768 shares of common stock and a $500,000 unit offering consisting of 12% convertible subordinated notes and 182,500 common stock purchase warrants. The subordinated notes matured in various amounts during the period May 1995 through September 1995 and the convertible subordinated notes were to mature in various amounts during the period June 1995 through July 1995. In the opinion of management, the Company would not generate sufficient operating cash flow to repay the subordinated or convertible subordinated notes. The Company utilized a portion of the proceeds received from the June 29, 1995 initial public offering of 1,495,000 shares of common stock to partially repay the 9% subordinated notes and restructured the terms of the remaining outstanding indebtedness.

                                                  [logo]
                                                  KPMG Peat Marwick LLP

/s/ KPMG Peat Marwick LLP

September 27, 1995
Stamford, Connecticut

Rider to Lease dated January 18, 1995 by and between: RYMSBRAN CONTINENTAL CORP., D.I.P. as Landlord and Holy Cow Restaurant Associates, Inc. as Tenant
                attached hereto and made a part thereof.


        40. A. Tenant covenants and agrees to pay annual base rent to Landlord at the following rates:

                1. $120,000.00 annually for the two year period commencing February 1, 1995, through January 31, 1997, payable in equal monthly installments of $10,000.00;

                2. $129,600.00 annually for the two year period commencing February 1, 1997, through January 31, 1999, payable in equal monthly installments of $10.800.00;

                3. $139,968.00 annually for the two year period commencing February 1, 1999, through January 31, 2001, payable in equal monthly installments of $11,664.00;

                4. $151,165.44 annually for the two year period commencing February 1, 2001, through, January 31, 2003, payable in equal monthly installments of $12,597.12;

                5. $163,258.68 annually for the two year period commencing February 1, 2003, through January 31, 2005, payable in equal monthly installments of $13,604.89;

                6. $176,319.36 annually for the two year period commencing February 1, 2005, through January 31, 2007, payable in equal monthly installments of $14,693.28.

            B. Should Tenant not then be in default in any of its obligations under this Lease, Tenant shall have the right to extend the term of this Lease for an additional period of three [3] years at Tenant's sole discretion. Should Tenant choose to exercise this right of renewal, the rent schedule shall be as follows:

                1. $185,135.28 annually for the period commencing February 1, 2007, through January 31, 2008, payable in equal monthly installments of $15,427.94;

                2. $194,392.08 annually for the period commencing February 1, 2008, through January 31, 2009, payable in equal monthly installments of $16,199.34;

                3. $204,111.72 annually for the period commencing February 1, 2009 through January 31, 2010 payable in equal monthly installments of 17,009.31.

           C. Should Tenant choose to exercise this option to renew, it shall notify Landlord no later than one hundred eighty [180] days prior to the expiration of the initial twelve year term of this Lease. Should Tenant fail to so notify Landlord, it shall be deemed as a declination by Tenant to exercise this option.

        41. Provided that Tenant promptly commences alterations to make the premises ready for occupancy in accordance with this lease, and continues therewith diligently and in good faith then, notwithstanding anything contained in this lease or this rider to the contrary, the obligation of tenant to pay rent is abated and waived by the Landlord for four [4] months from the date of this lease. Tenant may enter the premises under this lease upon execution of the lease to commence alterations. Rental obligations hereunder, however, shall commence on June 15, 1995. Thereafter, all rents shall become due on the first day of each month, as per the rent schedule contained above, in this Rider.

        42. Upon the execution of this lease, Tenant shall pay to Landlord the sum of $10,000 representing payment of partial rent due for the month of October, 2006. At or before February 18, 1995, Tenant shall pay to Landlord an additional $10,000, representing partial payment for rent due for the months of October and November 2006. At or before March 18, 1995 Tenant shall pay to Landlord an additional $9,386.56, representing the balance of rent due for the month of November, 2006. Notwithstanding the foregoing, if Tenant surrenders the premises to the Landlord on or before the end of the sixth month of the term of this lease due to Tenants's inability to obtain a Liquor License or any public assembly permit required by the City of New York in order for Tenant to operate the leased premises for the purpose set forth in paragraph 71 herein, resulting from location, physical configuration of the leased premises, or the Landlord's disability and not caused by the Tenant, then in that event the Tenant shall have the right to terminate this lease, the Landlord shall return $19,386.56 to the tenant, and neither party shall have any further obligations one to the other. Payment of the foregoing sum of $19,386.56 by the Landlord to Tenant under such circumstances is personally guaranteed by Michael Aryeh.

        43. In the event Tenant shall not remit full rent due to Landlord by the tenth [10th] day of the month for wich said rent is due, a late fee of $100.00 shall be added to the rent due, and shall be considered "additional rent" within the definitions as set forth in the instant lease. The foregoing is not intended and shall not be construed as an interest charge, but rather to reimburse and defray Landlord's expenses in connection with handling delinquencies in the payment of annual fixed rent. Notwithstanding the foregoing, in no event shall the payments to be made pursuant to this Article exceed the applicable usury ceiling which would be imposed were the late charge deemed to be interest rather than a delinquency charge, and provisions hereof are not intended to limit Landlord's remedies pursuant to this lease, but shall be in addition to the remedies and rights otherwise provided in this lease.

        44. For the Purpose of this Article:
             (1.)(a) "Taxes" shall mean the real estate taxes, assessments, levies, and special assessments imposed upon the entire commercial portion of the building and the land on which the commercial portion of the building stands by any governmental body or authority having jurisdiction thereover.
If at any time during the term of this Lease the methods of taxation for real estate prevail at the commencement of the term hereof shall be altered so that in lieu of, or as a substitute for the whole or any part of, the taxes, assessments, or levies, now levied, assessed or imposed on real estate and the improvements thereof, there shall be levied, assessed and imposed (i) a tax, assessment, or levy, wholly or partially as a capital levy or otherwise on the rents received therefrom, or (ii) a license fee measured by the rent payable by Tenant to Landlord, or (iii) any other such additional or substitute tax, assessment, or levy, then all such taxes, assessments, or levies, or the part thereof so measured or based shall be deemed to be included within the term "Taxes" for the purpose hereof, to the extent that any of the items set forth in (i) through (iii) above would be payable if the demised premises were the only property of the Landlord subject to such items.

             (b) "Base Tax" shall mean Taxes for the Tax year of July 1, 1994 to June 30, 1995, wich Base Tax is $234,000.00

             (C) "Tenant's Proportionate Share" shall be ten [10%] percent of the increased amount, if any.

             (d) "Tax Year" shall mean the fiscal year for which Taxes are levied by the governmental authority having jurisdiction thereover.

        (2.) If the Taxes for any Tax Year shall be more than the Base Tax, Tenant shall pay to Landlord as additional rent for such Tax Year an amount equal to Tenant's Proportional Share of the amount by which the Taxes for such Tax Year are greater than the Base Tax. (The amount payable by Tenant is hereinafter called the "Tax Payment.") The Tax Payment shall be prorated, if necessary, to correspond with that portion of a Tax Year Occurring within the term of this lease. The Tax Payment shall be payable by Tenant within thirty [30] days after receipt of a demand from Landlord therefor, which demand shall be accompanied by a copy of the tax bill together with Landlord's computation of the Tax Payment.

        (3.) With respect to any period at the expiration of the term of this lease which shall constitute a partial Tax Year, Landlord's statement shall apportion the amount of the additional rent due hereunder. The obligation of tenant in respect of such additional rent applicable for the last year of this lease or part there or shall survive the expiration of the term of this lease.

        (4.) Nothing herein contained shall require or be construed to require Tenant to pay any inheritance, estate, succession, transfer, gift, franchise, income, profit or excess profit, capital stock, capital levy, corporate or unincorporated business tax or other similar tax.

        (5.) Landlord and Tenant acknowledge and agree that Tenant's Proportionate Share shall be as provided in subparagraph (1) of this Article, notwithstanding the fact that such percentage may be different from the proportion of the demised premises to the commercial portion of the building.

     45. Tenant represents that it has inspected the premises and the improvements thereon and the equipment therein, and is thoroughly acquainted with their condition and agrees to accept the premises "as is". It is understood and agreed that no representations either express or implied have been made as to the condition of the premises and/or the fixtures therein by Landlord.

        46. Tenant agrees that during the term of this lease, it will keep and maintain the demised premises and all appurtenances thereto and keep each and every part thereof in good order, condition and repair.

        47. Tenant shall be solely responsible for the cleaning and maintenance of all sidewalks directly in front of the demised premises. Tenant agrees that it shall conduct no business, and display no wares on the sidewalks adjacent to the building, and that it shall indemnify, defend and hold Landlord harmless against any claims, violations, etc., that may result from the obstruction of the sidewalks in any way by the Tenant.

        48. Tenant shall be responsible for and shall maintain any existing heating, ventilating and air conditioning system ("HVAC System").

        49. Tenant shall be responsible for the maintenance of all plumbing lines, electrical lines and equipment, and gas lines, if any, which exclusively service the demised premises and are located in the demised premises, or which were installed by Tenant. Tenant shall also be responsible for the cleanliness of all entrances and exits leading to or from the demised premises and for the maintenance and cleanliness of all glass windows, doors, window sashes and frames.

        50. Tenant, at its sole cost and expense, shall maintain adequate extermination and pest control services in and about the demised premises to prevent any infestation by rodents, insects and other pests.

        51. Tenant shall not, at any time during the term hereof, permit any odors to emanate from the demised premises above and beyond what would reasonably be expected from the operation of a restaurant and bar, it being understood that the demised premises are located in a residential building and the peace and comfort of the tenants and owners thereof are of paramount importance to Landlord. Likewise, it is understood that Tenant has the right to provide entertainment, including musical entertainment, to its patrons. Tenant agrees that any such entertainment shall not be of such a loud or boisterous nature so as to unreasonably disturb or interfere with the quiet enjoyment of the premises by the residential or other commercial tenants of the building.

        52. Tenant shall install (if necessary) and/or maintain the existing Hood and Duct Protection System so as to meet all requirements of the Insurance Service Office of New York or any successor organization. The manufacture, design, installation and maintenance of such Hood and Duct Protection System. including an automatic dry chemical fire extinguishing system, which shall further be in compliance with the administrative codes of the City of New York and all other applicable laws, codes, ordinances and regulations and the applicable standards of the National Board of Fire Underwriters. Furthermore, throughout the term of this lease, tenant shall obtain and keep in force service contracts with persons or companies, for the maintenance of the Hood and Duct Protection System.

        53. Tenant shall not dispose of cooking oils or fats in the sanitary sewer system.

        54. Tenant shall, at its expense, install (if necessary) and/or maintain the existing grease trap in the waste lines of the demised premises for the purpose of preventing an accumulation of grease. Tenant covenants at all times during the Term to keep the drain, waste, and sewer pipes and connections in the demised premises free from obstruction to the reasonable satisfaction of Landlord and its agents and in compliance with the administrative codes of the City of New York, and all other applicable laws, codes, ordinances, and regulations. Furthermore, throughout the term of this lease, tenant shall obtain and keep in force service contracts with persons or companies, for the maintenance of the grease trap.

        55. Tenant agrees to provide for its own garbage disposal with a private sanitation company at its sole cost and expense. Tenant agrees to comply with all applicable rules and ordinances relating to trash disposal, and agrees to be solely responsible for any violations issued as a result of the improper storage or disposal of trash.

        56. Tenant shall pay all charges for its use of electricity for the entire term of this Lease. Tenant's usage of electricity is currently measured by a separate meter, the maintenance and repair of which shall be at the sole cost and expense of Tenant. Landlord represents that the meter is currently in good operating condition.

        57. Tenant acknowledges that, except as provided in Article 30 of the printed portion of the lease, Landlord shall not be required to furnish any utilities whatsoever to the demised premises. Tenant agrees to make its own arrangements for the furnishing of gas, electric and hot water services to the demised premises, and, to the extent no meters by which to measure Tenant's consumption of such utilities exist or are in disrepair. Tenant shall, at its own cost and expense, install and/or repair said meters.

        58. In the event of any dispute between Tenant and Landlord under this Lease, Tenant shall nevertheless pay all rent as herein provided, without offset or deduction of any kind, pending resolution of the dispute.

        59. Tenant hereby indemnifies and agrees to hold Landlord harmless from and against any and all liability, damages, expense, costs, suits, fines, claims or judgments (including attorney's fees and disbursements) arising from injury to persons or property or to or upon the demised premises and or any part thereof from any matter or thing growing out of Tenant's use, occupation, maintenance or control thereof, unless caused by the negligence of the Landlord and/or its agents or invitees. Tenant shall, at its sole cost and expense, defend any and all suits or actions that may be brought against Landlord or in which Landlord may be impleaded with others upon any such above mentioned claim or claims and shall satisfy, pay and discharge any and all judgements that may be recovered against Landlord in any such action or actions in which Landlord may be a party defendant. Tenant shall keep the demised premises free and clear of any and all mechanics' liens or other similar liens or charges incidental to work done or material supplied in or about the premises.

        60. Tenant shall at its sole cost and expense, provide and keep in force for the benefit of Landlord as an additional named insured, a general liability policy protecting both Landlord and Tenant against any liability occasioned by accident in the amount of $500,000.00 in respect to injuries to any one person and in the amount of $1,000,000.00 in respect to any one accident in the demised premises. The above policy shall be obtained by Tenant and delivered to Landlord, and Tenant hereby agrees to pay all the premiums therein and to submit the bill to Landlord evidencing payment of said premium of the policy within ten (10) days from the date of commencement of said policy. In the event of Tenant's failure to do so, Landlord may procure said insurance, and the cost thereof shall be paid by Tenant to Landlord as additional rent. This policy shall include any damages resulting from the erection and the existence of an awning should an awning or canopy be erected.

        61. Tenant shall at all times carry its own water damage and fire insurance covering the demised premises and the Tenant's personalty. Said policy shall name Landlord as an additional named insured, and shall provide coverage equal to at least 100% of the full replacement value of the property. Tenant further agrees to furnish the Landlord with the name of the insurance company and the policy number of said insurance. Tenant agrees that it shall maintain and repair any and all windows and plate glass in the demised premises.

        62. Tenant shall at all times carry necessary Workmen's Compensation Insurance and shall furnish to the Landlord the name of the company and the numbers of the policies.

     63. A. Notwithstanding anything to the contrary contained in Article 11, Tenant may not sublet the demised premises or assign this Lease without Landlord's prior written consent, which consent shall not be unreasonably withheld or unreasonably delayed, provided that:

                (1) Tenant shall submit to Landlord a written request for Landlord's consent to such subletting or assignment at least fifteen (15) days before the commencement date of such sublease or the effective date of the assignment, which request shall contain or be accompanied by the following: (i) the name and address of the proposed sublessee or assignee, (ii) the terms and conditions of the proposed subletting or assignment; and (iii) a complete and current financial statement and any other pertinent information;

                (2) The proposed subtenant or assignee will conduct substantially the same type of business as Tenant, and will not sell kosher cuisine.

                (3) The proposed subtenant or assignee shall not then be an existing tenant or occupant of the building or a related corporation of any other tenant or a party who dealt with Landlord for the rental of any space in the building and shall not be a person then negotiating with Landlord for the rental of space in the building;

                (4) In the event of a subletting, the sublease shall be expressly subject to all of the covenants, agreements, terms, provisions and conditions of this lease, except such as are not relevant or applicable and except as expressly set forth to the contrary in this Article, and in the event of cancellation, termination or surrender of this Lease, whether voluntary, involuntary or by operation of Law, prior to the expiration of the sublease, the proposed subtenant agrees to make full and complete attornment to Landlord for the balance of the term of the sublease, which attornment shall be evidenced by an agreement in form and substance satisfactory to Landlord;

                (5) Tenant shall not be in default beyond any applicable grace period in the performance of any of its obligations under this Lease, either at the time of Landlord's consent to such subletting or assignment is requested, or at the commencement of the term of any proposed sublease, or upon the effective date of any assignment;

                (6) In the event of an assignment, the proposed assignee shall execute, acknowledge and deliver to Landlord, prior to the effective date of the proposed assignment, an agreement in form and substance satisfactory to Landlord whereby the assignee shall agree to be bound by and assume all the covenants, agreements, terms, provisions and conditions set forth in this Lease on the part of Tenant to be performed;

                (7) Tenant shall pay to Landlord, promptly upon demand therefor, the reasonable cost of Landlord's attorneys' fees and disbursements in connection with reviewing the proposed sublease or assignment, not to exceed the sum of $750.00;

                (8) No subletting or assignment shall be deemed to be a consent to any further subletting or assignment; nor shall any subletting relieve Tenant of its obligations or liabilities hereunder; nor shall any assignment relieve Tenant of its obligations and responsibilities incurred to Landlord prior to any such assignment;

                (9) In the event of a subletting, Tenant shall pay or cause to be paid to Landlord promptly upon Landlord's consent to such subletting, a sum equal to the then current one month's rent, which sum shall be held by Landlord as a security deposit, and shall be returned to the Tenant upon the end of the term of this lease, or which shall be applied by the Landlord to cure any default of the terms herein by Tenant.

                (10) No sublease or assignment shall apply to less than the entire demised premises, without Landlord's written consent, except that if Tenant conducts a cabaret/club separate and distinct from the restaurant portion of the demised premises. Tenant shall be permitted to sub-let and/or assign either or both such portions of the demised premises in accordance with the terms of this lease.

                (11) As a condition to Landlord's approval of any subletting or assignment of this lease, the principal shareholders of any proposed sublesee or assignee shall execute the limited guaranty attached hereto as Exhibit "A".

                B. Any transfer of fifty percent [50%] or more in interest of Tenant (whether stock, partnership interest or otherwise) by any party or parties in interests whether in a single transaction or a series of related or unrelated transactions, shall be deemed an assignment of this lease within the meaning of this Article, except for a transfer or related series of transfers upon or as a result of the death of a shareholder or partner of Tenant or between shareholders or partners as the case may be, or between immediate family members of any shareholder or partner.

                C. Notwithstanding anything contained herein to the contrary, Tenant shall have the one time right to assign this lease to a corporation entity in which Tenant holds at least thirty percent [30%] of the outstanding shares thereof, and under the condition that, subsequent to any such assignment, and to the termination of this lease, Tenant shall continue to personally supervise, the daily operations of the business operating under the authority of this lease, and Tenant shall sign a limited personal guarantee, in the form attached hereto as Exhibit "A", which shall guarantee payment of rent until the premises are surrendered to the landlord. Tenant shall furnish landlord with written notice thirty [30] days prior to any such proposed assignment. Any notice must be furnished no less than thirty days prior to said date.

                64. Tenant shall, at its own cost and expense, obtain any and all permits necessary for the carrying on of its business. Tenant acknowledges and agrees that Landlord shall not be responsible for any violations issued by any governmental department, board or agency with regard to the demised premises arising out of the Tenant's use of the premises unless caused by the Landlord, and that Tenant shall correct and remove of record all such violations promptly after they are noted or issued.

        65. Landlord and Tenant warrant and represent that they have dealt with no broker in the negotiation of this lease other than Al Broser and Stu Morden. Landlord has entered into a separate agreement for the payment of any commissions to said Brokers. Landlord and Tenant agree to indemnify and hold each other harmless from any and all claims for commissions based upon this lease by any other broker, with whom Landlord and/or Tenant are alleged to have dealt.

        66. A. If any of the provisions of this Lease, or the application thereof to any person or circumstance, shall be held invalid or unenforceable, the remainder of this Lease, or the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

            B. Notwithstanding anything to the contrary contained in Article 9 of this Lease, Landlord shall not be liable for any damage or injury to Tenant and/or the business of Tenant resulting from any damage to the demised premises or the building to the repair thereof for any reason whatsoever unless caused by its negligence.

            C. Tenant hereby indemnifies and agrees to hold Landlord harmless from and against any loss, cost, liability, claim, damage, fine, penalty and expense (including reasonable attorneys' fees and disbursements) resulting from delay by Tenant in surrendering the demised premises upon the termination of this lease as provided in Article 21 of this Lease, including any claims made by any succeeding tenant or prospective tenant founded upon such delay.

            D. This lease is submitted to Tenant for signature with the understanding that it shall not bind Landlord or Tenant unless and until it is duly executed by both Tenant and Landlord and an executed copy delivered to Tenant.

            E. If any provision contained in this rider is inconsistent or in conflict with any printed provision of this lease, the provision contained in this rider shall supersede said printed provision and shall control.

        67. A. in the event Tenant remains in possession of the demised premises after the termination of this lease without entering into a new lease, or if Tenant shall not vacate and surrender actual possession upon any other termination of this lease, Landlord may re-enter and by any lawful act recover possession of the demised premises. Tenant shall also thereupon be liable to Landlord for any and all actual costs, expenses and damages, including without limitation, reasonable legal costs and expenses incurred by Landlord in regaining actual possession of the demised premises.

            B. In the alternative, in the event Tenant remains in possession of the demised premises after the termination of this lease without entering into a new lease, or if Tenant shall not vacate and surrender actual possession upon any other termination of this lease, Tenant, at the option of Landlord shall be deemed to be occupying the demised premises as a Tenant from month to month, at a monthly rental equal to one and one half [1 1/2] times the rent payable during the last month of the term of this lease, subject to all of the terms of this lease insofar as the same are applicable to a month to month tenancy.

        68. Tenant hereby acknowledges that Landlord has the right to conduct structural renovations on the building. Tenant hereby agrees to hold Landlord harmless from any claim regarding loss or interruption of its business, utilities, etc., which may occur as a result of these renovations or repairs unless such repairs block a substantial area of ingress or egress to the leased premises, in which event the rent shall abate until such time as the blockage has been removed.

        69. Tenant shall have the right to conduct any non-structural repairs, alterations, etc. on or to the demised premises, provided that Tenant obtains Landlord's prior written consent to any such work, which consent shall not be unreasonably withheld. Tenant agrees to furnish Landlord with plans, drawings, specifications, details, and other pertinent information so as to give Landlord as detailed notice as possible as to any such contemplated work. Landlord agrees that, given adequate description of contemplated work, and if such work is of a character generally compatible with the level of the quality of the building in general, consent shall not be unreasonably withheld or delayed.
In the event Landlord does not respond to Tenant's request within five [5] business days of its receipt of such request, it shall be deemed consent.

        70. Tenant shall have the right to install a sign identifying its business on the outside of the building and to install an awning in size and shape as permitted by the applicable ordinances, rules and regulations of the City of New York.

        71. Tenant may use the demised premises as a restaurant/bar, catering facility and/or cabaret featuring live entertainment and dancing. Landlord represents that it knows of no reason why the leased premises may not be used for the foregoing purposes. The premises may not be used as a business featuring strip tease, "lap dancing" or topless dancing.

        72. During the term of this lease and any agreed upon extension, Landlord will not lease any additional space in the entire commercial premises controlled by it located at 250 West 86th Street and 2341-2359 Broadway to a restaurant with a "steak house" theme.

        73. Within 30 days of the day of this lease, Landlord will provide Tenant with a fully executed non-disturbance agreement in the form attached hereto as Exhibit " ", which shall be executed by any lender holding a mortgage on all or any portion of the leased premises.
If Landlord is unable to provide such fully executed non-disturbance agreement to Tenant within 30 days of the day of this lease, Tenant shall have the right to cancel this lease, in which event Landlord shall return any monies paid by Tenant to Landlord pursuant to paragraph 42 herein, and neither party shall have any further obligation one to the other.

/s/                                             /s/
----------------------------------              ----------------------
RYMSBRAN CONTINENTAL CORP., D.I.P.              HOLY COW RESTAURANT
LANDLORD                                          ASSOCIATES, INC.,
                                                  TENANT
/s/ Michael Aryeh
----------------------------------
Michael Aryeh, Individual Guarantor, as to the guaranty provisions contained in par. 42
STATE OF NEW YORK)
COUNTY OF    )ss.:



On this day of January, 1995, before me personally came   to me known, who
being by me duly sworn, did depose and say that he resides at        , NY, that
he is the         of RYMSBRAN CONTINENTAL CORP., D.I.P., the corporation
described in and which executed the foregoing instrument, that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was affixed by order of the Board of Directors of said corporation, and that HE signed HIS name thereto by like order.


NOTARY PUBLIC

STATE OF NEW YORK)
COUNTY OF        )ss.:

On this   day of January, 1995, before me personally came     , to me known,
and known to me to be the individual described in and who executed the foregoing instrument and acknowledged to me that he executed the same.


NOTARY PUBLIC

                 SECOND AMENDMENT TO LEASE MADE JANUARY, 1972
                   BY AND BETWEEN S. LAWRENCE HORNSTEIN, AS
                    LANDLORD, AND BRESSOR CORP., AS TENANT



        This Second Amendment to the Lease made January, 1972 by and between S. Lawrence Hornstein, as Landlord, and Bressor Corp., as Tenant (the "Lessee") is made as of August 11, 1995 by PLAINVIEW REALTY ASSOCIATES, INC., SUCCESSOR IN INTEREST TO S. LAWRENCE HORNSTEIN, hereinafter called Landlord, and AMERICAN THEME DINER AND RESTAURANT CORP., hereinafter called Tenant.

        1. In the event of any inconsistency between the provisions of this amendment and those contained in the Lease to which this amendment is made a part, the provisions of this amendment shall govern and be binding.

        2.      Article "2" of the Lease is amended to read as follows:

                Term. The term of this Lease shall be deemed to have commenced on January 1, 1972 and shall end 60 years after the commencement thereof.

        3. Article "3" of the Lease and First Amendment is supplemented as follows:

                A. The minimum rent for the period from January 1, 2007 until December 31, 2011 shall be $51,000.00 per annum payable in equal installments of $4,250.00 per month.

                B. The minimum rent for the period from January 1, 2012 until December 31, 2016 shall be $60,000.00 per annum payable in equal installments of $5,000.00 per month.

                C. The minimum rent for the period from January 1, 2017 until December 31, 2021 shall be $69,000.00 per annum payable in equal installments of $5,750.00 per month.

                D. The minimum rent for the period from January 1, 2022 until December 31, 2026 shall be $79,350.00 per annum payable in equal installments of $6,612.50 per month.

                E. The minimum rent for the period from January 1, 2027 until December 31, 2031 shall be $91,252.00 per annum payable in equal installments of $7,604.38 per month.

                F. The rents specified in paragraphs A, B, C, D and E above are minimum annual rentals for each of the years set forth therein. Tenant shall pay Landlord such annual rental plus any increase as determined in accordance with the provisions of subparagraph "G" below.

                G.      (1)     (a)     As promptly as possible for the five
                                year period commencing January 1, 2007
                                and continuing through the year commencing
                                January 1, 2011, Landlord shall compute any increase in the cost of living for the period commencing January 1, 2006 until the then current year based upon the then applicable
                                Revised Consumers Price Index-Cities (the
                                "Index"), published by the Bureau of Labor
                                Statistics of the United States Department of
                                Labor.

                                (b)     The "Base Index Number" for this five
                                (5) year period shall be the Index Number indicated for the City of New York, entitled "all items", for the month of January 2006. The "current Index number" shall be the corresponding Index number for the month of January for the then current year.

                        (2)     (a)     As promptly as possible for the five
                                year period commencing January 1, 2012 and continuing through the year commencing January 1, 2016, Landlord shall compute any increase in the cost of living for the period commencing January 1, 2011 until the then current year based upon the then applicable Revised Consumers Price Index-Cities (the "Index"), published by the Bureau of Labor Statistics of the United States Department of Labor.

                                (b)     The "Base Index Number" for this five
                                (5) year period shall be the Index Number indicated for the City of New York, entitled "all items", for the month of January 2011. The "current Index number" shall be the corresponding Index number for the month of January for the then current year.

                        (3)     (a)     As promptly as possible for the
                                five year period commencing January 1, 2017 and continuing through the year commencing January 1, 2021, Landlord shall compute any increase in the cost of living for the period commencing January 1, 2016 until the then current year based upon the then applicable Revised Consumers Price Index-Cities (the "Index"), published by the Bureau of Labor Statistics of the United States Department of Labor.

                                (b)     The "Base Index Number" for this five
                                (5) year period shall be the Index Number indicated for the City of New York, entitled "all items", for the month of January 2016. The "current Index number" shall be the corresponding Index number for the month of January for the then current year.

                        (4)     (a)     As promptly as possible for the five
                                year period commencing January 1, 2022 and continuing through the year commencing January 1, 2026, Landlord shall compute any increase in the cost of living for the period commencing January 1, 2021 until the then current year based upon the then applicable Revised Consumers Price Index-Cities (the "Index"), published by the Bureau of Labor Statistics of the United States Department of Labor.

                                (b)     The "Base Index Number" for this five
                                (5) year period shall be the Index Number indicated for the City of New York, entitled "all items", for the month of January 2021. The "current Index number" shall be the corresponding Index number for the month of January for the then current year.

                        (5)     (a)     As promptly as possible for the five
                                year period commencing January 1, 2027 and continuing through the year commencing January 1, 2031, Landlord shall compute any increase in the cost of living for the period commencing January 1, 2026 until the then current year based upon the then applicable Revised Consumers Price Index-Cities (the "Index"), published by the Bureau of Labor Statistics of the United States Department of Labor.

                                (b)     The "Base Index Number" for this five
                                (5) year period shall be the Index Number indicated for the City of New York, entitled "all items", for the month of January 2026. The "current Index number" shall be the corresponding Index number for the month of January for the then current year.

                        (6) The current Index Number shall be divided by the Base Index Number, and the integer 1 shall be subtracted from such quotient. Any resulting positive number shall be deemed to be the percentage of increase in the cost of living. (For example, if the current Index number for January 2007 is 125 and the base Index